Exhibit 99.4

WITH RESPECT TO THE ANNOUNCEMENT OF THE ESTABLISHMENT OF A JOINT HOLDING COMPANY BY SHARE TRANSFER.

This exchange offer or business combination is made for the securities of a foreign company.  The exchange offer or business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

[Translation for reference only]

ENGLISH TRANSLATION OF JAPANESE-LANGUAGE DOCUMENT

This is an English translation of the original Japanese-language document and is provided for convenience only. In all cases, the Japanese-language original shall take precedence.

This exchange offer or business combination is made for the securities of a foreign company.  The exchange offer or business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

Securities Code: 8394

June 5, 2015

Dear Shareholders,

Takahiro Kai
President
The Higo Bank, Ltd.
1 Rempeicho, Chuo-ku
Kumamoto-shi, Kumamoto

Notice of Convocation of

the 144th Annual General Meeting of Shareholders

You are cordially invited to attend the 144th Annual General Meeting of Shareholders of The Higo Bank, Ltd. (the “Bank”).  The meeting will be held as described below.

If you are unable to attend the meeting in person, your voting rights can be exercised by one of the following methods.  Please review the attached “Reference Documents for the General Meeting of Shareholders” to exercise those rights by no later than 5:30 p.m., Monday, June 22, 2015 (Japan time).

Voting by Mail

Please be sure to indicate your approval or opposition for each proposal on the enclosed Voting Rights Exercise Form and to return such form so that it arrives by the aforementioned exercise deadline.

1

Voting via the Internet

Please access the website for exercising voting rights designated by the Bank (http://www.it-soukai.com/), use the “Voting rights exercise code” and “Password” specified on the enclosed Voting Rights Exercise Form, and follow the on-screen instructions to enter your vote for each proposal by the aforementioned exercise deadline.

Please refer to “Exercise of voting rights via the Internet” on page 12 when voting via the Internet.

In the event of votes being submitted both by mail and via the Internet, only the Internet vote shall be deemed valid.  If a voting right is exercised multiple times via the Internet, only the latest vote cast will prevail.

2

Details

1.                   Date and Time:                            Tuesday, June 23, 2015, at 10:00 a.m.

2.                   Venue:                                                                          Large Conference Room on the 2nd floor

of the Head Office of the Bank located at

1 Rempeicho, Chuo-ku, Kumamoto-shi, Kumamoto

3.                  Purpose of Meeting

Matters to be reported:

1.                    Business Report and Non-Consolidated Financial Statements for the 144th Fiscal Year (from April 1, 2014 to March 31, 2015)

2.                    Consolidated Financial Statements for the 144th Fiscal Year (from April 1, 2014 to March 31, 2015) as well as the audit reports of the Accounting Auditor and the Board of Corporate Auditors concerning the Consolidated Financial Statements

Matters to be resolved:

Proposal 1:                       Appropriation of Surplus

Proposal 2:                       Approval of the Share Transfer Plan with The Kagoshima Bank, Ltd.

Proposal 3:                       Partial Amendments to the Articles of Incorporation

Proposal 4:                       Election of Thirteen (13) Directors

Proposal 5:                       Election of Five (5) Corporate Auditors

Proposal 6:                       Payment of Bonuses for Directors

Notes:

*     Please present the enclosed Voting Rights Exercise Form to the receptionist when you attend the Meeting in person.

*     If any modifications are made to items in the Reference Documents for the General Meeting of Shareholders, or to the Business Report, Consolidated Financial Statements, or Non-Consolidated Financial Statements, such changes will be posted on the Bank’s website (http://www.higobank.co.jp/).

*     Among the documents which should be provided to shareholders in giving this notice of convocation, the Notes to Non-Consolidated Financial Statements and the Notes to Consolidated Financial Statements, as well as the matters which should be specified in relation to Proposal 2 “Approval of the Share Transfer Plan with The Kagoshima Bank, Ltd.” in the Reference Documents for the General Meeting of Shareholders, such as the contents of the financial statements of any other subsidiary subject to transfer (The Kagoshima Bank, Ltd.) for the final fiscal year of said subsidiary, are specified on the Bank’s website (http://www.higobank.co.jp/) in accordance with the laws and regulations and Article 16 of the Articles of Incorporation of the Bank and are not specified in the documents attached hereto.  Accordingly, the documents attached hereto form only part of the Consolidated and Non-consolidated Financial Statements which have been audited by the Accounting Auditor in preparing its accounting audit report and by the Corporate Auditors in preparing their audit reports, respectively.

3

Reference Documents for the General Meeting of Shareholders

Proposal 1: Appropriation of Surplus

In determining the amount of the year-end dividend and the appropriation of other surplus, the Bank has principally taken into account the strengthening of its management structure, future business development and internal reserves, and has employed the policy of maintaining stable dividends.

Based on such policy, with regard to the amount of the year-end dividend, the Bank, which is to mark the 90th anniversary of its foundation on July 25, 2015, intends to pay, in addition to the ordinary dividend of 5 yen per common share, a commemorative dividend of 1 yen per common share for the current fiscal year, in order to show its gratitude to shareholders, i.e., a total of 6 yen per common share when taken together with the ordinary dividend.  It is, therefore, proposed that the payment of dividends and the appropriation of other surplus be performed as follows:

1.         Matters concerning year-end dividends

(1)        Type of dividends

Cash

(2)        Dividend amount to be allocated and total thereof

6 yen per common share (comprising an ordinary distribution of 5 yen per share and a commemorative distribution of 1 yen per share)

Total: 1,382,942,418 yen

(3)        Effective date of dividends from surplus

June 24, 2015

2.         Matters concerning appropriation of other surplus

(1)        Item and amount of decrease in surplus:

Retained earnings brought forward: 9,000,000,000 yen

(2)        Item and amount of increase in surplus:

General reserve: 9,000,000,000 yen

Proposal 2: Approval of the Share Transfer Plan with The Kagoshima Bank, Ltd.

The contents of Proposal 2 are as stated in the enclosed reference documents for the general meeting of shareholders, i.e., Proposal 2 “Approval of the Share Transfer Plan with The Kagoshima Bank, Ltd.” for the 144th Annual General Meeting of Shareholders.

4

Proposal 3: Partial Amendments to the Articles of Incorporation

1.         Reasons for Proposal

To clarify the management responsibility of the Directors and to develop a management system which allows for the Bank to swiftly respond to changes in the business environment, the Bank intends to change the term of office for the Directors from the current two (2) years to one (1) year, in line with the term of office for Directors of Kyushu Financial Group, Inc., the holding company of the Bank, which is to be established on October 1, 2015.  It is, therefore, proposed that necessary amendments be made to Article 22 of the current Articles of Incorporation.

2.         Description of Amendments

The proposed amendments are as follows:

(The proposed amendments are underlined.)

Current Articles of Incorporation	Proposed Amendments
Article 22 (Term of Office for Directors)	Article 22 (Term of Office for Directors)

1. The term of office for a Director shall be up to the close of the annual general meeting of shareholders for the last business year ending within two (2) years from his/her election.	1. The term of office for a Director shall be up to the close of the annual general meeting of shareholders for the last business year ending within one (1) year from his/her election.

2. The term of office for a Director who has been elected to increase the number of Directors or to fill a vacancy shall be up to the expiration of the term of office for the other Directors then-currently in office.

(Omitted)

Proposal 4: Election of Thirteen (13) Directors

If Proposal 3 “Partial Amendments to the Articles of Incorporation” is approved as proposed, the term of office for the Directors of the Bank will be changed from two (2) years to one (1) year and the terms of office of nine (9) Directors will expire as of the conclusion of this Annual General Meeting of Shareholders. Accordingly, for the purpose of strengthening the management system, it is proposed that thirteen (13) Directors, including two (2) Outside Directors, be elected, i.e. four (4) more Directors than present, provided that Proposal 3 “Partial Amendments to the Articles of Incorporation” is approved as proposed.

The candidates for Directors are as follows:

5

No.	Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	Number of Bank’s shares held
1	Takahiro Kai April 25, 1951	Apr. 1975 Joined the Bank Jun. 2001 Director and General Manager of Credit Division II Jun. 2003 Managing Director and General Manager of Credit Division II Jun. 2004 Managing Director Jun. 2006 Senior Managing Director Jun. 2007 Representative Director and Senior Managing Director Jun. 2008 Representative Director and Deputy President Jun. 2009 Representative Director and President (to present) [Material concurrent posts] Chairman of The District Economics Research Institute of Kumamoto Area Chairman of Foundation for the Preservation of Green and Water Resources in the Province of Higo	74,970

2	Shiichiro Shimoyama September 14, 1952	Apr. 1976 Joined the Bank Jun. 2007 Director and General Manager of Personnel Division Jun. 2010 Director, Managing Executive Officer and General Manager of Personnel Division Apr. 2011 Director and Managing Executive Officer Jun. 2012 Director and Senior Managing Executive Officer Jun. 2013 Representative Director and Senior Managing Executive Officer (to present) [Areas of responsibility] Loan Management Division and General Administration Division	36,000

3	Tsuyoshi Mogami June 18, 1956	Apr. 1980 Joined the Bank Jun. 2010 Executive Officer and General Manager of Credit Division Apr. 2011 Executive Officer and General Manager of Loan Management Division Jun. 2011 Director, Executive Officer and General Manager of Loan Management Division Jun. 2013 Director and Managing Executive Officer (to present) [Areas of responsibility] Business Integration Preparation Section, General Planning Division and IT Management Division	24,026

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No.	Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	Number of Bank’s shares held
4	Junichi Nishimoto December 28, 1956	Apr. 1980 Joined the Bank Jun. 2010 Deputy General Manager of Operations Administration Division and Chief of Administrative Planning Section Apr. 2011 General Manager of Internal Audit Division Jun. 2011 Corporate Auditor (Standing) Jun. 2014 Director and Managing Executive Officer (to present) [Areas of responsibility] Operations Administration Division and Compliance and Risk Management Division Branch Support Center	21,000

5	Yoshihisa Kasahara* January 5, 1962

Apr. 1984                        Joined The Fuji Bank, Limited

Apr. 2007                        Chief of Mizuho Bank, Ltd., Kumamoto Branch

Apr. 2009                        General Manager of Business Promotion Division for Employees of Corporate Customers

Apr. 2010                        General Manager of Corporate Banking Coordination Division

Jun. 2011                         General Manager of Trust Business Department I of Mizuho Trust & Banking Co., Ltd.

Apr. 2012                        Executive Officer and General Manager of Trust Business Department I

Apr. 2014                        Managing Executive Officer and Officer in charge of Sales

Apr. 2015                        Joined the Bank (Managing Executive Officer and General Manager of Internal Audit Division) (to present)

			0

6	Satoshi Tsuchiyama January 10, 1958	Apr. 1980 Joined the Bank Jun. 2009 Chief of Ozu Branch Apr. 2012 Executive Officer and Chief of Fukuoka Branch, and Head of Business Promotion Division, Fukuoka Office Jun. 2014 Director, Senior Executive Officer and General Manager of Business Promotion Division (to present)	11,000

7

No.	Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	Number of Bank’s shares held
7	Tsutomu Tajima January 31, 1962

Apr. 1984                        Joined The Fuji Bank, Limited

Apr. 2012                        Executive Officer and Special Advisor to Head of Financial Institutions & Public Sector Business Unit of Mizuho Corporate Bank, Ltd.

Apr. 2012                        Seconded to the Bank (Deputy Director and General Manager of Compliance and Risk Management Division)

Apr. 2012                        Resigned from Mizuho Corporate Bank, Ltd.

May 2012                     Joined the Bank (Executive Officer and General Manager of Compliance and Risk Management Division)

Jun. 2013                         Director, Executive Officer and General Manager of Compliance and Risk Management Division

Jun. 2014                         Director, Senior Executive Officer and General Manager of Financial Markets Division (to present)

			7,000

8	Hitoshi Yamaki* February 6, 1960	Apr. 1982 Joined the Bank Jun. 2010 Chief of Fukuoka Branch and Head of Fukuoka Office Apr. 2012 General Manager of Business Development Division and General Manager of Public Institutions Division Nov. 2012 General Manager of Business Development Division Jun. 2013 Executive Officer and General Manager of Business Development Division Jun. 2014 Executive Officer and General Manager of Loan Management Division (to present)	3,000

9	Tooru Hayashida* June 6, 1959	Apr. 1983 Joined the Bank Jun. 2013 Executive Officer and General Manager of General Planning Division Apr. 2015 Executive Officer and Chief of Business Integration Preparation Section (to present)	13,000

10	Eiichi Eto* July 31, 1959	Apr. 1983 Joined the Bank Jun. 2013 Deputy General Manager of General Planning Division and Chief of Business Strategy Group Jun. 2014 Executive Officer and General Manager of Compliance and Risk Management Division (to present)	14,000

11	Kenji Tokunaga* December 1, 1960	Apr. 1984 Joined the Bank Aug. 2012 Chief of Tamukae Branch Jun. 2014 General Manager of Internal Audit Division Apr. 2015 Executive Officer and General Manager of General Planning Division (to present)	9,000

8

No.	Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	Number of Bank’s shares held
12	Toshio Manabe* May 11, 1945

Apr. 1968                       Joined Kyushu Electric Power Company Inc.

Jul. 2003                            Executive Officer and Chief of Corporate Planning Office

Jun. 2004                        Executive Officer and Chief of Kumamoto Branch

Jun. 2006                        Director, Executive Officer and General Manager of Power Transfer Division

Jun. 2007                        Corporate Auditor of the Bank (to present)

Jun. 2007                        Representative Director and President of Kyushu Electric Power Company, Inc.

Apr. 2012                       Director

Jun. 2012                        Advisor (to present)

Jun. 2013                        Director and Chairman of Kyushu Telecommunication Network Co., Inc. (to present)

[Material concurrent post]

Director and Chairman of Kyushu Telecommunication Network Co., Inc.

34,000

13	Masaki Masudo December 18, 1955

Apr. 1978                       Joined The Fuji Bank, Limited

Oct. 1987                        Joined Paribas Securities Services

May 1994                    General Manager of Fixed Income Department of Tokyo Branch

May 1998                    Managing Director and General Manager of Fixed Income Division of Tokyo Branch

May 2001                    Managing Director (in charge of Financial Strategy) of Tokyo Branch of BNP Paribas Securities Services

May 2005                    Chief of Tokyo Branch of BNP Paribas

May 2007                    Vice Chairman of Barclays Capital Japan Ltd.

Jun. 2012                        Vice Chairman of Barclays Securities Japan Limited

Jul. 2012                            Advisor (to present)

Jun. 2013                        Director of the Bank (to present)

[Material concurrent post]

Advisor of Barclays Securities Japan Limited

0

Notes:

1.              Mr. Takahiro Kai concurrently serves as Chairman of The District Economics Research Institute of Kumamoto Area and Chairman of Foundation for the Preservation of Green and Water Resources in the Province of Higo, and the Bank makes donations to these two foundations.

No special interests exist between any of the other candidates for Directors and the Bank.

2.              Candidates marked with an asterisk (*) are new candidates for Directors.

3.              Mr. Masaki Masudo and Mr. Toshio Manabe are candidates for Outside Directors.

4.              The Bank has submitted filings with the stock exchange on which the Bank is listed, designating Mr. Masaki Masudo as an independent officer having no possibility of a conflict of interest arising with ordinary shareholders, and if he is reelected, the Bank will submit filings with the said stock exchange designating him to stay as an independent officer.

In addition, if Mr. Toshio Manabe is elected, the Bank will submit filings with the said stock exchange designating him as an independent officer in a similar manner.

5.              The Bank requests the election of Mr. Masaki Masudo as a candidate for Outside Director, in the expectation of utilizing, in the management of the Bank, his extensive experience and diverse knowledge in the financial field.

6.              The Bank requests the election of Mr. Toshio Manabe as a candidate for Outside Director, in the expectation of utilizing, in the management of the Bank, his extensive experience and diverse knowledge as a manager of a major company.

7.              Mr. Masaki Masudo will have served two (2) years as an Outside Director of the Bank as of the conclusion of this

9

Annual General Meeting of Shareholders.

In addition, Mr. Toshio Manabe is currently an Outside Corporate Auditor of the Bank, and will have served eight (8) years as an Outside Corporate Auditor of the Bank as of the conclusion of this Annual General Meeting of Shareholders.

8.              In December 2013, during the office of Mr. Masaki Masudo as one of the Bank’s Outside Directors and Mr. Toshio Manabe as one of the Bank’s Outside Corporate Auditors, the Bank received a summary order from Kumamoto Summary Court for violating the Labor Standards Act.

Although Mr. Masaki Masudo and Mr. Toshio Manabe were not aware of such fact until the acts of violation became clear, they have regularly been making proposals from the perspective of legal compliance at the meetings of the Board of Directors and the Board of Corporate Auditors. Since the acts of violation occurred, they have been fulfilling their duties such as by receiving investigation reports and making appropriate suggestions on efforts toward preventing any recurrence thereof.

9.              The Bank has entered into a liability limitation agreement with Mr. Masaki Masudo that limits his liability to the minimum liability amount set forth in Article 425, Paragraph 1 of the Companies Act and if he is reelected, the Bank will renew such agreement with him.

In addition, if Mr. Toshio Manabe is elected, the Bank will enter into a similar liability limitation agreement with him.

Proposal 5: Election of Five (5) Corporate Auditors

Upon the conclusion of this Annual General Meeting of Shareholders, the term of office of all of the Corporate Auditors will expire and it is therefore proposed that five (5) Corporate Auditors, including three (3) Outside Corporate Auditors, be elected. The Board of Corporate Auditors has consented to this proposal.

The candidates for Corporate Auditors are as follows.

No.	Name Date of birth	Career Summary, position and material concurrent posts	Number of Bank’s shares held
1	Toyonori Ueno* (February 11, 1953)	Apr. 1976 Joined the Bank Jun. 2007 Deputy Director and Chief of Suidocho Branch Jun. 2008 Executive Officer and Chief of Suidocho Branch Jun. 2009 Director and General Manager of Internal Audit Division Jun. 2010 Director, Executive Officer and General Manager of Internal Audit Division Apr. 2011 Director and Managing Executive Officer Jun. 2013 Representative Director and Senior Managing Executive Officer (to present)	39,000

2	Yoshihiro Iwamoto October 27, 1956	Apr. 1979 Joined the Bank Jun. 2007 General Manager of Systems Division Jun. 2010 Director, Executive Officer and General Manager of Systems Division Apr. 2011 Director, Executive Officer and General Manager of General Planning Division Jun.2012 Director, Managing Executive Officer and General Manager of General Planning Division Jun. 2013 Director and Managing Executive Officer (to present) Jun. 2014 Corporate Auditor (Standing) (to present)	44,551

10

No.	Name Date of birth	Career Summary, position and material concurrent posts	Number of Bank’s shares held
3	Terunobu Maeda January 2, 1945

Apr. 1968                        Joined The Fuji Bank, Limited

Jun. 1995                         Director and General Manager of Financial Planning Division

May 1997                     Managing Director

May 2001                     Deputy President and Chief Financial Officer

Jan. 2002                         Director of Mizuho Holdings, Inc.

Apr. 2002                        President &CEO

Jan. 2003                         President & CEO of Mizuho Financial Group, Inc.

Apr. 2009                        Chairman

Jun. 2010                         Senior Advisor of Mizuho Financial Group, Inc.

Jul. 2011                             Honorary Advisor (to present)

Jun. 2012                         Corporate Auditor of the Bank (to present)

[Material concurrent posts]

Honorary Advisor of Mizuho Financial Group, Inc.

Corporate Auditor of Taisei Corporation

			11,000

4	Yoshihiro Kataoka July 30, 1954	Apr. 1980 Worked at Akira Mizutani Law Firm Apr. 1983 Established Hosoda & Kataoka Law Firm Sep. 1984 Established Yoshihiro Kataoka Law Firm Jun. 1990 Reorganized to Kataoka & Kobayashi Jun. 2010 Supervisory Director of Comforia Residential REIT, Inc. (to present) Jun. 2011 Corporate Auditor of the Bank (to present) Mar. 2013 Corporate Auditor of SILIS HOLDINGS Co., Ltd. (to present) Apr. 2014 Corporate Auditor of Casa, Inc. (to present) [Material concurrent post] Attorney	8,000

5	Hideshi Takeuchi* November 20, 1949	Apr. 1972 Joined Mitsubishi Corporation Oct. 1999 General Manager of Corporate Accounting Department Oct. 2001 Treasurer Apr. 2002 Executive Officer Apr. 2007 Managing Executive Officer and COO of Industrial Finance, Logistics & Development Group Oct. 2010 Managing Executive Officer and CEO of Industrial Finance, Logistics & Development Group Jun. 2012 Advisor Jun. 2013 Corporate Auditor of Recruit Holdings Co., Ltd. (to present) [Material concurrent post] Corporate Auditor of Recruit Holdings Co., Ltd.	0

Notes:

1.              No special interests exist between any of the candidates for Corporate Auditors and the Bank.

2.              Candidates marked with an asterisk (*) are new candidates for Corporate Auditors.

3.              Mr. Terunobu Maeda, Mr. Yoshihiro Kataoka and Mr. Hideshi Takeuchi are candidates for Outside Corporate Auditors. The Bank has submitted filings with the stock exchange on which the Bank is listed, designating Mr. Terunobu Maeda and Mr. Yoshihiro Kataoka, among the candidates for Outside Corporate Auditors, as independent officers having no

11

possibility of a conflict of interest arising with ordinary shareholders as set forth by such stock exchange and if they are reelected, the Bank will submit filings with the said stock exchange designating them to stay as independent officers. In addition, if Mr. Hideshi Takeuchi is elected as an Outside Corporate Auditor, the Bank will submit filings with the stock exchange on which the Bank is listed in the same manner, designating him as an independent officer having no possibility of a conflict of interest arising with ordinary shareholders as set forth by such stock exchange.

4.              As of the conclusion of this Annual General Meeting of Shareholders, Mr. Terunobu Maeda will have served three (3) years as an Outside Corporate Auditor of the Bank and Mr. Yoshihiro Kataoka will have served four (4) years as an Outside Corporate Auditor of the Bank

5.              The Bank requests the election of Mr. Terunobu Maeda as a candidate for Outside Corporate Auditor, in the expectation that he will fulfill the auditing function due to his diverse knowledge in various fields from his experience as a manager of a major financial institution.

6.              The Bank requests the election of Mr. Yoshihiro Kataoka as a candidate for Outside Corporate Auditor of the Bank, in the expectation that he will fulfill the auditing function due to his extensive experience and diverse knowledge as an attorney.

Although Mr. Yoshihiro Kataoka has no experience in being involved in the management of a company other than by becoming an outside officer, it is considered that he can appropriately perform his duties as an Outside Corporate Auditor because of the reasons stated above.

7.              The Bank requests the election of Mr. Hideshi Takeuchi as a candidate for Outside Corporate Auditor of the Bank, in the expectation that he will fulfill the auditing function due to his diverse knowledge in various fields from his experience as a manager of a major company.

8.              In December 2013, during the office of Mr. Terunobu Maeda and Mr. Yoshihiro Kataoka as the Bank’s Outside Corporate Auditors, the Bank received a summary order from Kumamoto Summary Court for violating the Labor Standards Act.

Although Mr. Terunobu Maeda and Mr. Yoshihiro Kataoka were not aware of such fact until the acts of violation became clear, they have regularly been making proposals from the perspective of legal compliance at the meetings of the Board of Directors and the Board of Corporate Auditors. Since the acts of violation occurred, they have been fulfilling their duties such as by receiving investigation reports and making appropriate suggestions on efforts toward preventing any recurrence thereof.

9.              The Bank has entered into liability limitation agreements with Mr. Terunobu Maeda and Mr. Yoshihiro Kataoka that limit their liabilities to the minimum liability amount set forth in Article 425, Paragraph 1 of the Companies Act, and if they are reelected, the Bank will renew such agreements with them.

In addition, if Mr. Hideshi Takeuchi is elected, the Bank will enter into a similar liability limitation agreement with him.

Proposal 6:  Payment of Bonuses for Directors

Taking into account the Bank’s operating performance for the current fiscal year, as well as other factors, it is proposed that bonuses be paid in the aggregate amount of 71,450,000 yen to the eight (8) Directors who are in office as of the end of the current fiscal year, excluding Outside Directors.

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Exercise of voting rights via the Internet

1.         Exercise of voting rights via the Internet

(1)        You may vote your shares online in lieu of in writing, via the designated “shareholder voting website” (URL as indicated below). To do so, first log in to the website by entering the “voting right exercise code” and password printed on the right-hand side of the enclosed Voting Rights Exercise Form, and enter items following the instructions on the screen. For security reasons, you will need to update your password at the time of first time login.

http://www.it-soukai.com/

(2)        The deadline for voting is 5:30 p.m. on Monday, June 22, 2015 (Japan time), by which time you must have completed the online voting process. We recommend that you vote at your earliest convenience.

(3)        In the event votes are submitted both by mail and via the Internet, only the Internet vote shall be deemed valid. When exercising a voting right multiple times, the latest vote cast will prevail.

(4)        The password for voting, whether furnished to you or updated by you, is valid only for this General Meeting of Shareholders. A new password will be issued for the next General Meeting of Shareholders prior to that meeting.

(5)        Any costs associated with Internet access are to be covered by the shareholder.

Notes:

•            We require a password in order to verify that any individual attempting to cast a vote is the respective shareholder. Please note that we will never ask you for your password.

•            Your account will become locked and access will be disabled if you attempt to log in using incorrect passwords for a predetermined number of times. If your account is locked, follow the on-screen guidance.

•            The shareholder voting website has been verified as operational using standard Internet access devices, but note that it may not be compatible with some devices.

2.         Contact information for user support

If you have any questions, please contact the administrator of our shareholder registry, the Stock Transfer Agency Department of Mizuho Trust & Banking Co., Ltd. (details below).

(1)        User support for matters regarding use of the shareholder voting website

0120-768-524 (toll-free in Japan, weekdays from 9:00 a.m. to 9:00 p.m.)

(2)        User support for matters regarding other share management services

0120-288-324 (toll-free in Japan, weekdays from 9:00 a.m. to 5:00 p.m.)

Platform for Electromagnetically Exercising Voting Rights

For custodian banks or other nominee shareholders (including standing proxies), in addition to the method of exercising voting rights via the Internet etc., as indicated in 1. above, the ICJ platform operated by ICJ, Inc., a company established by Tokyo Stock Exchange and others, is available for exercising voting rights by electromagnetic means at the General Meetings of Shareholders of the Bank if an application to utilize the Platform is filed in advance.

End

Business Report for the 144th Fiscal Year

(from April 1, 2014 to March 31, 2015)

Higo Bank, Ltd

1.              Current Status of The Higo Bank, Ltd

(1)         Progress and results of business, etc.

[Main business]

In the head office and the branches of The Higo Bank, Ltd (the “Bank”), the Bank provides customers with a wide range of financial instruments and services by way of engaging in deposit business, lending business, securities investment business, domestic exchange business, foreign exchange business, agency business, counter sales of public bonds such as government bonds and investment trusts/insurance products as well as testament trust business as a complementary business.

[Financial and economic circumstances]

Although the domestic economy in the fiscal year was influenced by the swing back due to last-minute demand associated with the increase in the consumption tax rate, as corporate earnings moved toward improvement, the domestic economy continued to show moderate recovery, such as capital investment maintaining a moderate increase, and also, consumer spending solidly progressing, supported by steady improvement in employment and income circumstances.

On the other hand, as with the domestic economy, the economy in Kumamoto was also influenced by the increase in the consumption tax rate and weakened trends were observed to a certain extent in consumer spending and housing investment; nonetheless, the economy in Kumamoto continued to show moderate recovery, such as in the steady recovery of the manufacturing production in Kumamoto, and also, the improvement in both labor supply/demand and income with regard to employment and income circumstances.

Under the above economic circumstances, taking a look at financial aspects, the Nikkei Stock Average that began the fiscal year in the high 14,000 yen range continued to gradually increase and eventually made it to the lower 19,000 range by the end of the fiscal year.

The domestic economy is expected to continue to recover in the future, supported by the maintenance of the trends toward the improvement of employment and income circumstances as well as the decline in oil prices and the effects of various political measures toward the simultaneous realization of economic recovery and fiscal reconstruction under governmental policies.  However, the risks of placing downward pressure on the domestic economy still remain, such as through the downward swing of overseas economies, a drop in consumer sentiment and the possibility of the effects of various political measures falling short of expectations.

[Progress and results of business]

Under the above economic circumstances, the Bank has proactively conducted business activities and committed to exerting its utmost efforts to improve business performance, and as a result, the Bank has achieved the following business performance:

(Outline of account settlement)

With regard to the business performance during the fiscal year, “Other ordinary income” decreased mainly due to the decrease in “Gain on sales of bonds”; however, as a result of the increase in “Other income,” mainly due to the increase in “Gain on sales of stocks and other securities,” and the increase in “Gain on funds management,” mainly due to the increase in “Interest and dividends on securities,” “Ordinary income” increased by 335 million yen compared to the previous fiscal year and amounted to 71.488 billion yen.

On the other hand, as a result of the decrease in “Other expense,” mainly due to the decrease in “Loan written-off,” and the decrease in “Other ordinary expenses,” mainly due to the decrease in “Loss on sales of bonds,” “Ordinary expenses” decreased by 1,266 million yen compared to the previous fiscal year and amounted to 51.221 billion yen.

As a result, “Ordinary income” increased by 1,620 million yen compared to the previous fiscal year and amounted to 20.267 billion yen and “Net income” increased by 782 million yen and amounted to 12.221 billion yen.

With regard to the consolidated business performance, “Consolidated ordinary income” increased by 1,649 million yen compared to the previous fiscal year and amounted to 21.553 billion yen and “Consolidated net income” increased by 1,061 million yen compared to the previous fiscal year and amounted to 12.887 billion yen.

(Deposits, loans, securities)

Deposits increased steadily mainly through individual deposits, along with an increase in corporate deposits; as a result, deposits increased by 42.653 billion yen for the fiscal year and the balance as of the end of the fiscal year amounted to 3.875 trillion yen.  The balance of the negotiable certificates of deposit as of the end of the fiscal year amounted to 326 billion yen.  In total, deposits and negotiable certificates of deposit increased by 91 billion yen for the fiscal year and the balance as of the end of the fiscal year amounted to 4.201 trillion yen.

As for loans, in addition to loans to corporations and loans to public sectors, loans to individuals (mainly housing loans) also increased; as a result, loans increased by 115.6 billion for the fiscal year and the balance as of the end of the fiscal year amounted to 2.689 trillion yen.

As for securities, the Bank undertook public bonds such as government bonds and purchased bonds as funds management.  As a result, securities increased by 59.2 billion yen for the fiscal year and the balance as of the end of the fiscal year amounted to 1.6332 trillion yen.

Changes in deposits/loans (Unit: 100 million yen)

(Management strategy)

The Bank’s corporate philosophy is formed of three elements; i.e., “Keeping commitment to a customer first policy and providing the best financial services,” “Observing corporate ethics and proactively contributing to the realization of a prosperous regional society,” and “Establishing a corporate culture that is creative, free-spirited and has respect for all people.”

In order to realize the above corporate philosophy, in this fiscal year, which is the final year of the “Fifth Mid-term Management Plan II Phase” comprising a three year period (from 2012 until 2014) as a planning period, the Bank designated “The creation of value with customers <=> The provision of the best financial services” as a theme, based on a basic policy formed of three elements, i.e. “Strategic improvement of sound and strong management practice,” “Expansion and deepening close transactions with local customers,” and “Developing proactive and creative human resources,” the Bank fully utilized the management technology owned by the Higo Bank group such as financial functions, infrastructure, human resources and know-how, and assisted in the household budget of individual customers, and, at the same time, made efforts toward improving the corporate value of the Higo Bank group.

(Efforts toward individual customers)

As a result of the development of community-based and personalized sales activities in response to individual customers’ needs, individual deposits increased by 54.2 billion for the fiscal year and the balance as of the end of the fiscal year amounted to 2.7483 trillion yen.

Loans to individuals increased by 20 billion for the fiscal year and the balance as of the end of the fiscal year amounted to 720.4 billion yen.  By way of expanding the handling of customers’ needs due to the revision of consumer loan products (such as reform loans and education loans) and by way of handling card loan products using the Internet and ATM channels, the Bank strived to improve customer convenience.

In addition, the Bank provided products and services that assist in customers’ asset development activities, such as NISA (Nippon Individual Savings Account), and, at the same time, made efforts to offer financial information by way of conducting financial seminars for customers, mainly in the Kumamoto region.  Furthermore, for the purpose of contributing to preservation of the regional environment, the Bank also offered the “Aso Green Time Deposit” product wherein a certain percentage of the total deposited amount was contributed to “Aso Regional GIAHS.”

Changes in individual deposits/loans to individuals

(Unit: 100 million yen)

(Efforts toward corporate customers)

With regard to corporate customers, as a result of proactively responding to the financing needs and business challenges of local small and medium-sized enterprises, loans to small and medium-sized enterprises increased by 17.1 billion yen for the fiscal year and the balance as of the end of the fiscal year amounted to 940.2 billion yen.

Moreover, in order to assist in the resolution of customers’ business challenges, the Bank made efforts to proactively provide the best financial services corresponding to the stage of each customer’s business, by way of utilizing the Bank group’s functions and collaborating with external specialized agencies, such as through the 6th Industrialization, sales expansion, business matching through the provision of various solutions, M&A and business succession support.

Changes in loans to small and medium-sized enterprises

(Unit: 100 million yen)

(Efforts toward shareholders)

With sufficient equity capital, the Bank proactively makes efforts to return profits to shareholders.  Based on the fiscal year’s business performance and as the Bank marks its 90th anniversary in July 2015, the year-end dividend for the fiscal year will be 6 yen including the addition of an anniversary dividend of 1 yen per share.  As a result, the annual dividend will be 11 yen per share.  The year-end dividend is planned to be approved at the annual general meeting of shareholders to be held on June 23, 2015.

Changes in total amount of payment to shareholders

(Unit: 100 million yen)

(Environmental preservation and regional contribution)

As an effort for environmental preservation, the Bank proactively engages in groundwater preservation.  In 2014, the Bank planted approximately 4,000 trees in “Aso Taikan Forests” for preservation and nurturing of water catchment forests and the total number of planted trees has reached approximately 120,000.

As regional contribution activities, the Bank supports the protection of Kumamoto’s history and culture and the passing down of the same to the next generations through providing assistance to the “Eisei Bunko Permanent Exhibitions Promotion Fund.”  In addition, the Bank also makes efforts to proactively promote regional sports through assistance in the “Kumamoto Castle Marathon” and the “Inter-city Kumanichi Ekiden Relay Race.”

(Office and System)

As for business offices, the following three branches were newly established for relocation: the “Gakuenodori Branch” in April 2014, the “Ueki Branch” in May 2014 and the “Yatsushiro Branch” in December 2014.

In addition, the “New Headquarters” were newly established for relocation in May 2015.

As for ATMs, the following two ATMs were newly installed: “Yume Town Oe” and “Terao Hospital Mae.”  On the other hand, the following eight ATMs were abolished in association with the closing of facilities: “Kita Ward Office,” “Isumi Shiromoto Store,” “Amakusa-shi Itsuwa Branch,” “Tsuboi Sub-branch,” “Kenmin Hyakkaten,” “Bus Terminal I,” “Bus Terminal II” and “Uki Shopping Plaza Parché.”  As a result, a total of 162 ATMs are currently installed.

As for the Bank’s system, due to the operation of the new business office system in August 2014, the Bank is making efforts to shorten customers’ waiting time at counters and to improve convenience as well as to enhance and improve the stability of the Bank’s business processing system.

In order to further increase the synergistic effects of the business integration with The Kagoshima Bank, Ltd. (“Kagoshima Bank”), the Bank will, in addition to improving customer convenience, strive to achieve efficiency and streamlining of business in the future.

[Issues to be addressed]

When viewing the regional economy from a long-term perspective, it is expected that the scale of the economy will be reduced due to the shrinking population and that economic structures will be changed due to the advancement of our aging society coupled with the decrease in the birth rate.  In addition, the management circumstances of financial institutions have become increasingly strict due to competition with Japan Post Bank Co., Ltd., mega banks and other local financial institutions.  Under such circumstances, the Bank recognizes that it is its mission as a local bank to make proactive efforts to reinvigorate local communities by way of further deepening the provision of local support and creating local industry and employment.

The Bank has developed the 6th Mid-term Management Plan for the commencement of construction measures for the maintenance and development of the local economy that has shown an inclination toward structural decline as mentioned above.

The outline of the 6th Mid-term Management Plan is as follows:

1.              Name

6th Mid-term Management Plan

2.              Term

Three years from April 1, 2015 to March 31, 2018

3.              Objective

To become a “Bank that provides the best financial services and is truly loved by customers”

As a long-term objective, the Bank will continuously conduct corporate climate reform and structural reform and construct strong corporate structures that can respond to environmental changes in a flexible manner, while at the same time promoting local support and contributing to the re-invigoration of the local economy, thereby making efforts to realize the Bank’s corporate philosophy.

4.              Theme

“Pursuit of possibilities — Toward the creation of an enriched future — “

In the midst of the large shift in the environment surrounding financial institutions, and furthermore, as the Bank embarks on a new stage, i.e. business integration, the Bank has designated the “Pursuit of possibilities — Toward the creation of an enriched future — “ as a theme, in order to aim for perpetual growth looking forward to the next 10 — 20 years, without being bound by conventional policies and approaches.  The following three items are the fields in which the Bank will pursue possibilities:

(1)         Possibilities for expansion of close transactions with customers;

(2)         Possibilities for growth of human resources; and

(3)         Possibilities for expansion of earning opportunities

5.              Basic strategy

(1)         Practice and management of customer first policy

The ultimate object of the Bank is to provide the best financial services possible.  The Bank will make drastic changes to its management style so as to ensure that the entire Bank group will act in a customer centric perspective, will practice an optimal “customer first policy” that satisfies the needs of each and every customer, and will manage the status of practicing such policy based on each customer’s individual segment.  As a pillar of the basic strategy for the 6th Mid-term Management Plan, the Bank will strive to achieve a “Practice and management of a ‘customer first’ policy.”

(2)         Maximizing the synergistic effects of business integration

In order to deal with various issues arising in the local community, as well as environmental changes affecting local financial institutions, and, at the same time, in order to establish a solid management base from which the Bank is able to exert a further presence in Kyushu and continually contribute to the realization of reinvigorating the local community, the Bank has reached a final agreement on business integration with Kagoshima Bank.  Designating the current mid-term management planning period as a cooperation stage, the Bank will exert the synergistic effects of the business integration to the fullest extent from the following four perspectives, scale expansion, diversification, enhancement of risk taking capacity and streamlining.

(3)         Marketing strategy

(i)             Exerting on-site and operational capacities from a customer centric perspective

(ii)         Expansion of revenue base for the entire group

The Bank will establish an operational system aimed at strengthening connections with customers, and, at the same time, enhance the capacity to provide prompt and accurate services that satisfy customers’ needs.

In addition, the Bank will make efforts to expand its market share through local support and market creation, and will create earning opportunities through expanding into new business fields.

(4)         Management strategy

(i)             Maintenance and improvement of a sound corporate structure

(ii)         Improvement of business quality through increasing productivity and providing solid management of customer protection, etc.

The Bank will enhance its management base so that it can adapt to environmental changes, and, at the same time, will make efforts to achieve greater sophistication in terms of a business management system that supports appropriate risk taking.  In addition, the Bank will aim to improve productivity through streamlining and standardization of the entire business, and, at the same time, will enhance its efforts toward improving customer protection and convenience.

(5)         Manpower strategy

(i)             Development of human resources who proactively contribute to the regional economy and society

Based on the recognition that it is imperative, for regional re-invigoration, to produce human resources who play roles in the re-invigoration of the local community, the Bank will conduct systematic development and management of human resources from a long-term perspective.

In addition, the Bank will work with a wide variety of human resources, including women, so that they can work successfully, thereby leading to organizational re-invigoration.

6.              Financial objects (FY 2017)

(1)         Core objects

(i)             Gross income from business: 55.6 billion yen

(ii)          Net income from business: 15.9 billion yen

(iii)       Non-consolidated income: 12.4 billion yen

(iv)      Capital adequacy ratio: 12.5%

(v)         ROA: 0.25%

(vi)      OHR: 70.4%

(2)         Sub-objectives

(i)             Shareholders’ equity ROE: 4.0% level

(ii)          Total deposits + NCD daily average balance: increase by 260 billion yen

(iii)       Total loans daily average balance: increase by 280 billion yen

(Business integration with Kagoshima Bank)

On November 10, 2014, a basic agreement was reached with regard to the business integration with Kagoshima Bank and after a continuous process of negotiations and discussions, a final agreement for establishing a joint shareholding company by way of share transfer was reached, and a business integration agreement was entered into on March 27, 2015.

The name of the shareholding company scheduled to be established on October 1, 2015 is “Kyushu Financial Group, Inc. (Kabushiki Kaisya Kyushu Financial Group)” and under such company the Bank will aim to become an integrated financial group that will be truly loved by everyone.

Kyushu Financial Group, Inc. will: exert the synergistic effects of the reorganization to the maximum; aim to realize the “re-invigoration of local areas”; establish a solid management foundation which will be able to further demonstrate the new bank’s presence in the Kyushu region, centered around the local areas of both banks, respectively; and will address the creation of an extensive new community-based business model.

As the Kyushu Financial Group, Inc., the Bank and Kagoshima Bank will engage in consultations and discussions to establish an appropriate governance system as a group, in view of the purpose of the Corporate Governance Code.

The Bank would like to take this opportunity to request your further continued support and patronage in the future.

(2) Assets (liabilities) and profits (losses)

(Unit: 100 million yen)

	FY 2011	FY 2012	FY 2013	FY 2014
Deposits	35,909	37,298	38,323	38,750
Time deposits	17,293	17,372	17,568	17,032
Others	18,615	19,926	20,755	21,718
Loans	23,832	24,930	25,734	26,890
Individual clients	6,325	6,630	7,004	7,204
Small and medium-sized enterprises	8,906	9,030	9,231	9,402
Others	8,600	9,269	9,498	10,283
Trading assets	14	13	10	18
Trading liabilities	1	2	3	5
Securities	13,584	15,590	15,740	16,332
Government bonds	7,647	9,464	8,889	8,319
Others	5,937	6,125	6,850	8,012
Total assets	40,999	43,048	44,791	47,246
Volume of domestic exchange transactions	218,982	229,971	229,553	241,713
Volume of foreign exchange transactions	(million USD) 1,019	(million USD) 730	(million USD) 711	(million USD) 2,778
Ordinary income	(million yen) 21,328	(million yen) 19,246	(million yen) 18,665	(million yen) 20,267
Net income	(million yen) 10,787	(million yen) 11,375	(million yen) 11,438	(million yen) 12,221
Net income per share	(yen sen) 46 1	(yen sen) 48 91	(yen sen) 49 40	(yen sen) 53 1
Trust property	— (million yen)	— (million yen)	— (million yen)	— (million yen)
Trust fees	— (million yen)	— (million yen)	— (million yen)	— (million yen)

(Note 1) Figures have been rounded down to the nearest unit.

(Note 2) “Net income per share” is calculated by dividing “Net income” by the average number of outstanding shares during the term.

(3) Employees

	As of the end of FY 2014	As of the end of FY 2013
Number of employees	2,225 persons	2,243 persons
Average age	40 years and 8 months	40 years and 8 months
Average years of service	16 years and 1 month	16 years and 2 months
Average monthly salary	373,000 yen	377,000 yen

(Note 1) The numbers for average age, average years of service and average monthly salary have been rounded down to the nearest unit, respectively.

(Note 2) The number of employees does not include temporary staff and fixed-term employees.

(Note 3) The average monthly salary is the average monthly total for March, excluding bonus payments.

(4) Business offices, etc.

A.            Changes in the number of business offices

	As of the end of FY 2014		As of the end of FY 2013
Kumamoto	111 offices (including 4 sub-branches)		111 offices (including 4 sub-branches)
Fukuoka	5 offices	( - )	5 offices	( - )
Nagasaki	1 office	( - )	1 office	( - )
Kagoshima	1 office	( - )	1 office	( - )
Oita	1 office	( - )	1 office	( - )
Miyazaki	1 office	( - )	1 office	( - )
Tokyo	1 office	( - )	1 office	( - )
Osaka	1 office	( - )	1 office	( - )
Total	122 offices (including 4 sub-branches)		122 offices (including 4 sub-branches)

(Note) In addition to the above, the Bank has a representative office at 1 location (1 location at the end of the previous year), non-store ATMs at 162 locations (168 locations at the end of the previous year), non-store ATMs jointly owned in alliance with Seven Bank, Ltd. at 19,452 locations (including 290 locations within Kumamoto), non-store ATMs jointly owned in alliance with Lawson ATM Networks, Inc. at 10,778 locations (including 133 locations within Kumamoto) and non-store ATMs jointly owned in alliance with E-net Co., Ltd. at 13,107 locations (including 169 locations within Kumamoto), respectively.

B. Business offices newly established during the year

Not applicable.

(Note) The non-store ATMs were newly established and abolished as follows:

[Newly established]

Gakuendaidori You Me Town Oe Sub-branch

Ueki Branch Terao Hospital Mae Sub-branch

[Abolished]

Ueki Branch Kita Ward Office Sub-branch

Hitoyoshi Station Mae Branch Isumi Shiromoto Store Sub-branch

Hondokita Branch Amakusa-shi Itsuwa Sub-branch

Kamitori Branch Tsuboi Sub-branch

Headquarter Sales Department Kenmin Hyakkaten Sub-branch

Headquarter Sales Department Kumamoto Bus Terminal I Sub-branch

Headquarter Sales Department Kumamoto Bus Terminal II Sub-branch

Matsubase Branch Uki Shopping Plaza Parché Joint Sub-branch

C. List of bank agents

Not applicable.

D. Bank agency services, etc. operated by the Bank

Not applicable.

(5) Capital investments

A. Total amount of capital investment

(Unit: million yen)

Total amount of capital investment	4,011

(Note) Figures have been rounded down to the nearest unit.

B. New establishment, etc. of material equipment

(New establishment, etc.)	(Unit: million yen)

Description	Amount
New construction of Yatsushiro Branch	738
New construction of Hongotozenryo	397
New construction of Ueki Branch	341
New construction of Gakuendaidori Branch	323
Renewal of automatic money changing machines	229

(Note) Figures have been rounded down to the nearest unit.

(6) Major parent companies and subsidiaries, etc.

A. Parent companies

Not applicable.

B. Subsidiaries, etc.

Name of company	Location	Description of core business	Date of incorporation	Capital (million yen)	Voting rights held by the Bank (%)	Other
Higin Lease Co., Ltd.	1-20-1, Kokubu, Chuoku, Kumamoto-shi	Leasing services; Loan services	December 2, 1974	50	80.00
Higin Card Service Co., Ltd.	10-1, Kamitoricho, Chuoku, Kumamoto-shi	Credit card services; Credit guarantee services	April 10, 1990	100	69.11
Higin Computer Service Co., Ltd.	5-1-8 Nihongi, Nishiku, Kumamoto-shi	Calculation entrustment; Software development, etc.	September 5, 1988	20	5.00
Higin Capital Co., Ltd.	1-9-9, Shimotori, Chuoku, Kumamoto	Acquisition, holding and sale of securities; Business diagnosis	November 18, 1996	100	5.00
Higin Yodo Center, Co., Ltd.	1-1-26, Okubo, Kitaku, Kumamoto-shi	Organization, collection and delivery of documents, etc.; Goods management	March 24, 1981	30	100.00
Higin Business Kaihatsu Co., Ltd.	1-20-1, Kokubu, Chuoku, Kumamoto-shi	Worker dispatch; Fee-charging employment placement	November 8, 1984	30	100.00
Higin Jimu Service Co., Ltd.	5-1-8 Nihongi, Nishiku, Kumamoto-shi	Processing and entrustment of services such as logistic business	April 6, 2001	20	100.00

(Note 1) The consolidated companies are the 7 major subsidiaries, etc. specified above.  On April 1, 2014, the Bank acquired additional shares of Higin Card Service Co., Ltd., its consolidated subsidiary, and the ratio of voting rights was increased from 5.00% to 69.11%.

(Note 2) Voting rights held by the Bank (%) have been rounded down to the second decimal place.

(Note 3) The consolidated ordinary revenue was 86,964 million yen and the consolidated net income was 12,887 million yen for the fiscal year.

Summary of material business alliances

1.              In alliance with 64 local banks, the Bank has provided automated cashing services through the mutual use of ATMs (“ACS”).

2.              In alliance with 64 local banks, city banks, trust banks, member banks of the Second Association of Regional Banks, Shinkin banks, credit associations, associated agricultural cooperative/fishery credit co-operative associations (including Norinchukin Bank and credit federations of agricultural co-operatives) and labor banks, the Bank has provided automated cashing services through the mutual use of ATMs(“MICS”).

3.              Chigin Network Service Co., Ltd. (a joint venture of 64 local banks; “CNS”) has provided data transferring services relating to various forms of data, such as bulk transfers, account transfers and deposit and withdrawal statements with client companies by way of data transmission.

4.              In alliance with Japan Post Bank Co., Ltd., the Bank has provided automated cashing service through the mutual use of ATMs.

5.              In alliance with Seven Bank, Ltd., Lawson ATM Networks, Inc. and E-net Co., Ltd., the Bank has provided automated cashing services and automated deposit services through jointly installed ATMs installed inside convenience stores, etc.

(7)  Business transfers, etc.

Not applicable.

(8)  Other material matters concerning current situation of the Bank

The business integration with Kagoshima Bank is as specified in [Issues to be addressed] of (1) [Progress and results of business, etc.].

2 Matters concerning officers (directors and auditors)

(1)         Officers

(As of the end of year)

Name	Position	Areas of Responsibility in the Bank	Significant Concurrent Positions outside the Bank	Other
Takahiro Kai	Representative Director and President		Chairman, The District Economics Research Institute of Kumamoto Area Chairman, Foundation for the Preservation of Green and Water Resources in the Province of Higo
Shiichiro Shimoyama	Representative Director and Senior Managing Executive Officer	Loan Management Division, General Administration Division
Toyonori Ueno	Representative Director and Senior Managing Executive Officer	Secretariat, Business Promotion Division, Business Development Division, Public Institutions Division, Personnel Division
Yusuke Okazaki	Director and	Financial Markets

	Managing Executive Officer	Division, Internal Audit Division
Tsuyoshi Mogami	Director and Managing Executive Officer	General Planning Division, IT Management Division
Junichi Nishimoto	Director and Managing Executive Officer	Operations Administration Division, Compliance and Risk Management Division, Branch Support Center
Tsutomu Tajima	Director and Senior Executive Officer	General Manager of Financial Markets Division
Satoshi Tsuchiyama	Director and Senior Executive Officer	General Manager of Business Promotion Division
Masaki Masudo	Outside Director		Advisor of Barclays Securities Japan Limited
Masaaki Eguchi	Permanent Corporate Auditor
Yoshihiro Iwamoto	Permanent Corporate Auditor
Terunobu Maeda	Outside Corporate Auditor		Honorary Advisor of Mizuho Financial Group, Inc. Corporate auditor of Taisei Corporation
Toshio Manabe	Outside Corporate Auditor		Chair of the Board of Kyushu Telecommunication Network Co., Inc.
Yoshihiro Kataoka	Outside Corporate Auditor		Attorney

(Note 1) Of the directors, Mr. Masaki Masudo is an outside director as prescribed by Article 2, Item 15 of the Companies Act.

(Note 2) Of the auditors, Mr. Terunobu Maeda, Mr. Toshio Manabe and Mr. Yoshihiro Kataoka are outside auditors as prescribed by Article 2, Item 16 of the Companies Act.

(Note 3) Mr. Masaki Masudo, Mr. Terunobu Maeda, Mr. Toshio Manabe and Mr. Yoshihiro Kataoka have been notified to the listed securities exchange as independent officers who are unlikely to be in conflict of interest with general shareholders.

(Note 4) The directors and auditors who retired during the fiscal year are as follows:

Name	Position at the time of retirement	Date of retirement	Other
Shoji Kojima	Director and Managing Executive Officer	June 25, 2014	Retirement
Yoshihiro Iwamoto	Director and Managing Executive Officer	June 25, 2014	Retirement
Kazunori Tomita	Director and Executive Officer	June 25, 2014	Retirement
Naokuni Motoda	Director and Executive Officer	June 25, 2014	Retirement
Junichi Nishimoto	Standing Corporate Auditor	June 25, 2014	Retirement

(2)         Remuneration, etc. for officers

		(Unit: million yen)

Category	Number of persons to whom remuneration, etc. is supplied	Remuneration, etc.
Directors	13	301
Corporate auditors	6	70
Total	19	372

(Note 1) Figures have been rounded down to the nearest unit.

(Note 2) “Number of persons to whom remuneration, etc., is supplied” includes 4 directors who retired and 1 corporate auditor who resigned as of the conclusion of the 143rd annual general meeting of shareholders held on June 25, 2014.

(Note 3) “Remuneration, etc.” does not include remuneration in the amount of 38 million yen as an employee in cases where a director concurrently serves as an employee.

(Note 4) “Remuneration, etc.” includes the reserve for bonuses pertaining to the fiscal year in the amount of 71 million yen (71 million yen for directors).

(Note 5) The maximum remuneration amount for directors set forth in the general meeting of shareholders is the monthly amount of 25 million yen or less and the maximum remuneration amount for corporate auditors set forth in the general meeting of shareholders is the monthly amount of 7 million yen or less.

3. Matters concerning outside officers

(1) Concurrent holding of positions by outside officers and other status

Name	Concurrent holding of positions and other status
Masaki Masudo (Director)	Advisor of Barclays Securities Japan Limited
Terunobu Maeda (Corporate auditor)	Honorary Advisor of Mizuho Financial Group, Inc. Corporate Auditor of Taisei Corporation
Toshio Manabe (Corporate auditor)	Director and Chairman of Kyushu Telecommunication Network Co., Inc.

(Note) The Bank has ordinary business transactions with (i) Barclays Securities Japan Limited where Mr. Masaki Masudo serves as an advisor, (ii) Taisei Corporation where Mr. Terunobu Maeda serves as a Corporate Auditor and (iii) Kyushu Telecommunication Network Co., Inc. where Mr. Toshio Manabe serves as a Director and Chairman.

(2)         Main activity status of outside officers

Name	Term of office	Attendance status at board of directors’ meetings, etc.	Remarks and other activity status at board of directors’ meetings
Masaki Masudo (Director)	1 year and 9 months	Attended 13 times out of 13 board of directors’ meetings held in the fiscal year	Mainly based on experience as a manager of a major financial institution, he made appropriate remarks at the board of directors’ meetings.
Terunobu Maeda (Corporate auditor)	2 years and 9 months	Attended 13 times out of 13 board of directors’ meetings held in the fiscal year; Attended 5 times out of 6 auditors’ meetings held in the fiscal year	Mainly based on experience as a manager of a major financial institution, he made appropriate remarks at the board of directors’ meetings and the auditors’ meetings
Toshio Manabe (Corporate auditor)	7 years and 9 months	Attended 13 times out of 13 board of directors’ meetings held in the fiscal year; Attended 6 times out of 6 auditors’ meetings held in the fiscal year	Mainly based on experience as a manager of a major company, he made appropriate remarks at the board of directors’ meetings and auditors’

meetings
Yoshihiro Kataoka (Corporate auditor)	3 years and 9 months	Attended 13 times out of 13 board of directors’ meetings held in the fiscal year; Attended 6 times out of 6 auditors’ meetings held in the fiscal year	Mainly from a professional perspective as an attorney, he made appropriate remarks at the board of directors’ meetings and auditors’ meetings

(3)         Liability limitation agreement

Name	Outline of the content of liability limitation agreement
Masaki Masudo (Director)

With regard to the liability set forth in Article 423, Paragraph 1 of the Companies Act, if he is without knowledge and is not grossly negligent, he shall be liable to provide compensation for damage toward the Bank only up to the minimum liability amount set forth in Article 425, Paragraph 1 of the Companies Act.

Terunobu Maeda (Corporate auditor)	Same as above.
Toshio Manabe (Corporate auditor)	Same as above.
Yoshihiro Kataoka (Corporate auditor)	Same as above.

(4)         Remuneration, etc. for outside officers

(Unit: million yen)

	Number of persons to whom remuneration, etc. is supplied	Remuneration, etc., from the Bank	Remuneration, etc., from parent company, etc. of the Bank
Total of remuneration, etc.	4	24	—

(Note) Figures have been rounded down to the nearest unit.

(5)         Opinion of outside officers

Not applicable.

4. Matters concerning the Bank’s shares

(1) Number of shares

Total number of authorized shares: 482,858,000 shares

Total number of outstanding shares: 230,755,000 shares

(2) Number of shareholders as of the end of the fiscal year: 8,967 persons

(3) Major shareholders

	Investment in the Bank
Name of shareholder	Number of shares held, etc. (thousand)	Ownership (%)
Meiji Yasuda Life Insurance Co.	11,621	5.04
Takara Kogyo Co., Ltd.	8,258	3.58
Higo Bank Employees’ Shareholding Association	7,553	3.27
Mizuho Bank, Ltd.	6,869	2.98
Japan Trustee & Services Bank, Ltd. (Trust account)	6,370	2.76
The Bank of Fukuoka, Ltd.	5,864	2.54
The Dai-ichi Life Insurance Company, Limited	5,371	2.33
Sompo Japan Nipponkoa Insurance Inc.	3,854	1.67
The Eighteenth Bank, Limited	3,433	1.48
The Kagoshima Bank, Ltd.	3,372	1.46

(Note1) Numbers of shares held have been rounded down to the nearest thousand.

(Note 2) Ownership has been rounded down to the second decimal place.

5. Matters concerning share options, etc. in the Bank

(1) Share options, etc. in the Bank held by the Bank’s company officers as of the last day of the fiscal year

Not applicable.

(2) Share options, etc. of the Bank delivered to employees, etc. during the fiscal year

Not applicable.

6. Matters concerning accounting auditor

(1) Status of accounting auditor

(Unit: million yen)

Name	Remuneration, etc. pertaining to relevant fiscal year	Other
Deloitte Touche Tohmatsu LLC Designated limited liability partner: Kentaro Fukada; Masayuki Masumura; Tomonori Ueda	56	Remuneration in the amount of 6 million yen for advice and instructions concerning accounting treatment pertaining to business integration with Kagoshima Bank

(Note 1) Figures have been rounded down to the nearest unit.

(Note 2) Under the audit agreement between the Bank and the accounting auditor, the amount of remuneration, etc. for audits under the Companies Act and the amount of remuneration, etc. for audits under the Financial Instruments and Exchange Act are not distinguished and it is also practically impossible to distinguish the same, and accordingly, the total amount of the same is stated in the above amount.

(Note 3) 68 million yen is the total amount of money and other property benefits payable by the Bank and subsidiaries.

(2) Liability limitation agreement

Not applicable.

(3) Other matters concerning accounting auditor

Policy on determination of dismissal of or refusal to reappoint accounting auditor

If the Bank’s board of auditors determines that an accounting auditor falls under any of the dismissal events set forth in Article 340 of the Companies Act, the Bank’s board of auditors shall demand that the board of directors discuss dismissal of or refusal to reappoint such accounting auditor as a proposal to be considered at the general meeting of shareholders.

7. Basic policy on acts taken by the person who controls decisions on financial and business policies

Not applicable.

8. System for ensuring appropriateness of business operations

Under the Companies Act and the Ordinance for Enforcement of the Companies Act, the Bank’s board of directors has made a resolution as specified below with regard to the system for ensuring the appropriateness of the company’s business operations.

“Basic policy on internal control system construction”

(1)         System for ensuring that the execution of duties by members of the board of directors and employees conform to the laws and regulations and the articles of incorporation

(i)                    In accordance with the purpose of the corporate philosophy that is the basic policy of management, the Bank shall designate construction of a system in compliance with the laws and regulations, etc. as one of the most important tasks for the management.

(ii)                 While stipulating internal regulations such as “Regulations on the System for Compliance with Laws and Regulations, etc.” and “Compliance Manuals,” the Bank shall establish “Compliance Programs” every year as a specific practice plan for compliance with the laws and regulations, etc. and shall ensure that the performance of duties by directors and employees conforms to the laws and regulations and the articles of incorporation.

(iii)              While establishing the compliance committee, the Bank shall set up a control division concerning compliance with the laws and regulations, etc. within the Compliance and Risk Management Division so as to develop and improve the system for compliance with the laws and regulations, etc.

(iv)             In order to comply with various laws and regulations relating to accounting standards and other financial reports, the Bank shall set forth internal regulations such as the “Internal Control Regulations Pertaining To Financial Reports” and shall ensure the appropriateness thereof.

(v)                In order to ensure early detection and remedy of wrongful acts, etc., the Bank shall set forth a reporting system and establish a compliance reporting desk in the Compliance and Risk Management Division of the Legal and Compliance Control Group, and if any violation of the laws and regulations, etc. is found, the Bank shall promptly take measures to remedy and prevent the reoccurrence of the same.

(vi)             The Bank shall firmly confront and shall not supply any profit to any anti-social forces or organizations that may cause a threat to the order and safety of civil society.

(2)         System for retention and management of information concerning the execution of duties by members of the board of directors

(i)                    The Bank shall set forth systems concerning the storage and management of information in the “Information Assets Protection Management Regulations,” as well as in other information management related regulations.

(ii)                 With regard to information and documents (including electromagnetic records) pertaining to the performance of duties by directors, the Bank shall set forth retention methods and periods, etc. in information management related regulations and shall properly retain and manage the same.

(3)         Regulations and other systems concerning the management of risk of loss

(i)                    While stipulating “Integrated Risk Management Regulations” and other risk management related regulations, the board of directors shall resolve the policy on risk management for every fiscal year, based on strategic objectives.

(ii)                 The Bank shall set up an Integrated Risk Management Unit within the Compliance and Risk Management Division so as to develop and improve a specific risk management system.

(iii)              For the purpose of validating the appropriateness and effectiveness of the internal management system, the Bank shall set up an Audit Division as the division that conducts internal audits.

(iv)             The Bank shall set forth the “Emergency Measurement Regulations” and develop a system that ensures the continuation, early restoration and normalization of business operations under an emergency such as a disaster.

(4) System for ensuring that members of the board of directors efficiently execute their duties

(i)                    In the “Regulations for the Board of Directors,” the Bank shall set forth the criteria concerning the operation of the board of directors and the matters to be resolved and reported at the board of directors’ meetings and shall also establish in-house organizations such as a business council and various committees that assist the board of directors and ensure the efficient execution of directors’ duties.

(ii)                 The Bank shall set forth “Regulations on the Division of Duties within the Organization” and “Regulations on Positional Authority” so as to clarify the roles and responsibilities within the Bank and to ensure the efficient execution of duties of the directors based on decisions of the board of directors.

(5) System for ensuring the appropriateness of duties in the corporate group comprised of the company as well as its parent company and subsidiaries

(i)                    The Bank shall set forth the “Regulations on Operations of Higo Bank Group Companies” to stipulate basic matters on the group’s business management system, compliance system and risk management system.

(ii)                 The Audit Division shall conduct the group companies’ internal auditing pursuant to the Bank’s policy.

(iii)              The Bank shall establish a Business Strategy Group within the General Planning Division so as to manage the basic operations of the group companies and to manage the assistance, guidance and promotion pertaining to business planning.

(6) Matters concerning employees in the case where auditors request the placement of such employees to provide assistance in their duties

(i)                    The Bank shall have an Auditors’ Office as an independent division that assists auditors and shall place necessary employees therein.

(7) Matters concerning the independence of employees in the preceding paragraph from members of the board of directors

(i)                    The Bank shall obtain the consent of all of the auditors with regard to the appointment, transfer, etc. of employees in the Auditors’ Office.

(8) System for members of the board of directors and employees to report to auditors and other systems concerning reporting to auditors

(i)                    The directors and employees shall, on a periodic basis or from time to time, make necessary reports or provide necessary information to auditors, and, shall, upon the request of any auditor, make a report or provide information to such auditor.

(ii)                 Especially with regard to the attendance of auditors at important meetings concerning the execution of duties, such as board of directors’ meetings, business council meetings, etc. and reporting to auditors on important matters such as risk management, the Bank shall set forth the same in the relevant internal regulations, etc. and develop a system for reporting to auditors.

(9) System for ensuring that audits are effectively conducted by auditors

(i)                    The directors shall, on a periodic basis or from time to time, exchange opinions and appropriately communicate with auditors concerning important issues, etc. relating to auditing.

(ii)                 The Audit Division shall make a report to auditors on internal audit results in accordance with the “Internal audit regulations” and shall appropriately collaborate with auditors and ensure that audits are effectively conducted by auditors.

Based on the revision of the Companies Act in May 2015, the board of directors held on April 28, 2015 resolved to partially amend the Basic Policy.

9. Matters concerning accounting advisor

Not applicable.

10. Other

Not applicable.

Balance Sheet for the 144th Fiscal Year

(As of March 31, 2015)

The Higo Bank, Ltd.

(Unit: Million yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Cash and due from banks	294,480	Deposits	3,875,035
Cash	41,212	Current deposits	89,431
Money deposited	253,268	Ordinary deposits	1,953,473
Call loans	147	Saving deposits	45,138
Monetary claims bought	806	Deposits at notice	15,279
Trading assets	1,830	Time deposits	1,680,625
Trading securities	1,229	Installment savings	22,587
Trading-related financial derivatives	601	Other deposits	68,499
Money held in trust	4,942	Negotiable certificates of deposit	326,004
Securities	1,633,265	Payables under securities lending transactions	74,894
Japanese government bonds	831,976	Trading liabilities	591
Municipal government bonds	169,260	Trading-related financial derivatives	591
Corporate bonds	207,957	Borrowed money	42,403
Equity securities	71,425	Borrowings from other banks	42,403
Other securities	352,645	Foreign exchange liabilities	34
Loans and bills discounted	2,689,079	Foreign bills sold	4
Bills discounted	11,844	Foreign bills payable	30
Loans on bills	130,886	Other liabilities	71,434
Loans on deeds	2,245,882	Domestic exchange settlement account, credit	4,255
Overdrafts	300,465	Income taxes payable	3,523
Foreign exchange assets	4,479	Accrued expenses	1,646
Due from foreign banks	4,146	Unearned revenue	961
Foreign bills bought	330	Reserve for interest on installment savings	19
Foreign bills receivable	1	Derivatives other than for trading - liabilities	21,271
Other assets	42,302	Lease obligations	2,752
Domestic exchange settlement account, debit	469	Asset retirement obligations	308
Prepaid expenses	31	Other	36,695
Accrued income	5,393	Reserve for directors’ bonuses	78
Derivatives other than for trading - assets	2,718	Reserve for retirement benefits	8,398
Other	33,689	Reserve for contingent losses	395
Fixed assets	53,822	Reserve for reimbursement of deposits	852
Buildings	9,831	Deferred tax liabilities	12,454
Land	27,651	Deferred tax liabilities related to land revaluation	4,886
Leased assets	2,604	Acceptances and guarantees	9,634
Construction in progress	10,582	Total liabilities	4,427,098
Other	3,153	(Net Assets)
Intangible assets	5,779	Capital stock	18,128
Software	5,612	Capital surplus	8,133
Leased assets	6	Legal capital surplus	8,133
Other	161	Other capital surplus	0
Prepaid pension cost	3,676	Retained earnings	215,585
Customers’ liabilities for acceptances and guarantees	9,634	Legal retained earnings	18,128
Reserve for possible loan losses	(19,629)	Other retained earnings	197,456
		Reserve for reduction entry of real estate	355
		General reserve	181,387
		Retained earnings brought forward	15,714
		Treasury stock	(141)
		Total shareholders’ equity	241,706
		Valuation difference on available-for-sale securities	55,369
		Deferred gains or losses on hedges	(5,614)
		Revaluation reserve for land	6,058
		Total valuation and translation adjustments	55,813
		Total net assets	297,519
Total assets	4,724,617	Total liabilities and net assets	4,724,617

Statement of Income for the 144th Fiscal Year

(from April 1, 2014 to March 31, 2015)

The Higo Bank, Ltd.

(Unit: Million yen)

Item	Amount
Ordinary income		71,488
Interest income:	53,318
Interest on loans and discounts	35,599
Interest and dividends on securities	17,040
Interest on call loans	83
Interest on deposits	56
Other interest income	537
Fees and commissions income:	11,823
Fees and commissions on domestic and foreign exchange	3,909
Other fees and commissions income	7,914
Trading income:	32
Gains on trading account securities transactions	32
Income from trading-related financial derivatives transactions	0
Other operating income:	1,860
Gains on sales of bonds	1,860
Other	0
Other ordinary income:	4,452
Recoveries of written-off claims	142
Gain on sales of stocks and other securities	2,528
Gain on money held in trust	212
Reversal of reserve for contingent losses	28
Other	1,540
Ordinary expenses		51,221
Interest expenses:	5,655
Interest on deposits	1,628
Interest on negotiable certificates of deposit	218
Interest on call money	4
Interest on payables under securities lending transactions	42
Interest on borrowings and rediscounts	35
Interest on interest swaps	3,652
Other interest expenses	73
Fees and commissions payments:	4,287
Fees and commissions on domestic and foreign exchange	1,190
Other fees and commissions	3,097
Other ordinary expenses:	1,066
Loss on foreign exchange transactions	322
Loss on sales of bonds	668
Expenses on derivatives other than for trading or hedging	75
General and administrative expenses	38,382
Other expenses:	1,829
Provision of reserve for possible loan losses	767
Loans written off	42
Losses on sales of stocks and other securities	48
Other	970
Ordinary income		20,267
Extraordinary income:		211
Gain on disposal of fixed assets	211
Extraordinary losses:		233
Loss on disposal of fixed assets	12
Impairment loss	221
Income before income taxes		20,244
Income taxes - current	6,771
Income taxes - deferred	1,251
Total income taxes		8,023
Net income		12,221

Statement of Changes in Net Assets for the 144th Fiscal Year

(from April 1, 2014 to March 31, 2015)

The Higo Bank, Ltd.

(Unit: Million yen)

	Shareholders’ equity
		Capital surplus			Retained earnings
						Other retained earnings
	Capital stock	Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Reserve for reduction entry of real estate	General reserve	Retained earnings brought forward
Balance at beginning of year	18,128	8,133	—	8,133	18,128	528	172,387	14,876
Cumulative effect of changes in accounting policies								(337)
Balance at beginning of year after reflecting changes in accounting policies	18,128	8,133	—	8,133	18,128	528	172,387	14,539
Changes of items during year
Provision of reserve for reduction entry of real estate						17		(17)
Provision of general reserve							9,000	(9,000)
Reversal of reserve for reduction entry of real estate						(190)		190
Dividends of surplus								(2,305)
Net income								12,221
Purchases of Treasury stock
Disposals of Treasury stock			0	0
Reversal of revaluation reserve for land								85
Net changes of items other than shareholders’ equity
Total changes of items during year	—	—	0	0	—	(172)	9,000	1,174
Balance at end of year	18,128	8,133	0	8,133	18,128	355	181,387	15,714

	Shareholder’s equity			Valuation and translation adjustments
	Retained earnings Total retained earnings	Treasury stock	Total shareholders’ equity	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments	Total net assets
Balance at beginning of year	205,920	(119)	232,063	38,796	(3,390)	5,639	41,045	273,109
Cumulative effect of changes in accounting policies	(337)		(337)					(337)
Balance at beginning of year after reflecting changes in accounting policies	205,583	(119)	231,726	38,796	(3,390)	5,639	41,045	272,771
Changes of items during year
Provision of reserve for reduction entry of real estate
Provision of general reserve
Reversal of reserve for reduction entry of real estate
Dividends of surplus	(2,305)		(2,305)					(2,305)
Net income	12,221		12,221					12,221
Purchases of Treasury stock		(22)	(22)					(22)
Disposals of Treasury stock		0	0					0
Reversal of revaluation reserve for land	85		85					85
Net changes of items other than shareholders’ equity				16,573	(2,223)	418	14,767	14,767
Total changes of items during year	10,001	(21)	9,979	16,573	(2,223)	418	14,767	24,747
Balance at end of year	215,585	(141)	241,706	55,369	(5,614)	6,058	55,813	297,519

Consolidated Balance Sheet

(As of March 31, 2015)

(Unit: Million yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Cash and due from banks	294,806	Deposits	3,870,534
Call loans and bills bought	147	Negotiable certificates of deposit	326,004
Monetary claims bought	806	Payables under securities lending transactions	74,894
Trading assets	1,830	Trading liabilities	591
Money held in trust	4,942	Borrowed money	56,060
Securities	1,629,695	Foreign exchange liabilities	34
Loans and bills discounted	2,669,577	Other liabilities	77,489
Foreign exchange assets	4,479	Reserve for directors’ bonuses	78
Lease receivables and investment assets	23,873	Liability for retirement benefits	8,823
Other assets	62,672	Reserve for contingent losses	395
Fixed assets	54,219	Reserve for reimbursement of deposits	852
Buildings	9,837	Deferred tax liabilities	11,835
Land	27,651	Deferred tax liabilities related to land revaluation	4,886
Construction in progress	10,582	Acceptances and guarantees	9,634
Other	6,148	Total liabilities	4,442,115
Intangible assets	6,517	(Net Assets)
Software	6,349	Capital stock	18,128
Other	167	Capital surplus	8,133
Asset for retirement benefits	1,578	Retained earnings	219,635
Deferred tax assets	372	Treasury stock	(141)
Customers’ liabilities for acceptances and guarantees	9,634	Total shareholders’ equity	245,756
Reserve for possible loan losses	(20,804)	Valuation difference on available-for-sale securities	55,519
		Deferred gains or losses on hedges	(5,614)
		Revaluation reserve for land	6,058
		Remeasurements of defined benefit plans	(1,512)
		Total accumulated other comprehensive income	54,450
		Minority interests	2,026
		Total net assets	302,233
Total assets	4,744,349	Total liabilities and net assets	4,744,349

Consolidated Statement of Income

(from April 1, 2014 to March 31, 2015)

(Unit: Million yen)

Item	Amount
Ordinary income		86,964
Interest income:	53,400
Interest on loans and discounts	35,674
Interest and dividends on securities	17,048
Interest on call loans and bills bought	83
Interest on deposits	56
Other interest income	537
Fees and commissions	11,730
Trading income	32
Other operating income	17,299
Other ordinary income:	4,501
Recoveries of written-off claims	143
Other	4,357
Ordinary expenses		65,410
Interest expenses:	5,749
Interest on deposits	1,627
Interest on negotiable certificates of deposit	218
Interest on call money and bills sold	4
Interest on payables under securities lending transactions	42
Interest on borrowings and rediscounts	121
Other interest expenses	3,734
Fees and commissions	3,802
Other operating expenses	13,733
General and administrative expenses	40,131
Other ordinary expenses:	1,993
Provision of reserve for possible loan losses	850
Other	1,143
Ordinary income		21,553
Extraordinary income:		312
Gain on disposal of fixed assets	211
Gain on bargain purchase	101
Extraordinary losses:		233
Loss on disposal of fixed assets	12
Impairment loss	221
Income before income taxes and minority interests		21,632
Income taxes - current	7,238
Income taxes - deferred	1,347
Total income taxes		8,585
Net income before minority interests		13,047
Minority interests in net income		159
Net income		12,887

Consolidated Statement of Changes in Net Assets

(from April 1, 2014 to March 31, 2015)

(Unit: Millon yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at beginning of year	18,128	8,133	209,304	(119)	235,447
Cumulative effect of changes in accounting policies			(337)		(337)
Balance at beginning of year after reflecting changes in accounting policies	18,128	8,133	208,967	(119)	235,109
Changes of items during year
Dividends of surplus			(2,305)		(2,305)
Net income			12,887		12,887
Purchases of Treasury stock				(22)	(22)
Disposals of Treasury stock		0		0	0
Reversal of revaluation reserve for land			85		85
Net changes of items other than shareholders’ equity
Total changes of items during year	—	0	10,668	(21)	10,646
Balance at end of year	18,128	8,133	219,635	(141)	245,756

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Remeasurements of defined benefit plans	Total accumulated other comprehensive income	Minority interests	Total net assets
Balance at beginning of year	38,849	(3,390)	5,639	(2,110)	38,988	3,372	277,808
Cumulative effect of changes in accounting policies							(337)
Balance at beginning of year after reflecting changes in accounting policies	38,849	(3,390)	5,639	(2,110)	38,988	3,372	277,470
Changes of items during year
Dividends of surplus							(2,305)
Net income							12,887
Purchases of Treasury stock							(22)
Disposals of Treasury stock							0
Reversal of revaluation reserve for land							85
Net changes of items other than shareholders’ equity	16,669	(2,223)	418	598	15,462	(1,346)	14,116
Total changes of items during year	16,669	(2,223)	418	598	15,462	(1,346)	24,762
Balance at end of year	55,519	(5,614)	6,058	(1,512)	54,450	2,026	302,233

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

May 8, 2015

To the Board of Directors of
    The Higo Bank, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Kentaro Fukada

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Masayuki Masumura

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Tomonori Ueda

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2015 of The Higo Bank, Ltd. (the “Bank”), and the related statements of income and changes in net assets for the 144th fiscal year from April 1, 2014 to March 31, 2015, and the related notes and the accompanying supplemental schedules.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and the accompanying supplemental schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the accompanying supplemental schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Bank as of March 31, 2015, and the results of its operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter

As discussed in “(Business Combinations, etc.) Additional Information” in the notes to financial statements, the Bank and The Kagoshima Bank, Ltd. resolved, at their respective board of directors’ meetings held on March 27, 2015, to establish “Kyushu Financial Group, Inc.” a wholly owning parent company of both banks (the “Joint Holding Company”) by way of a share transfer on October 1, 2015, and established an outline of the Joint Holding Company and the conditions, etc., of the share transfer and on the same date entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan”.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and the engagement partners do not have any interest in the Bank for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language and “the accompanying supplemental schedules” referred to in this report are not included in the attached financial documents.

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

May 8, 2015

To the Board of Directors of
         The Higo Bank, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Kentaro Fukada

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Masayuki Masumura

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Tomonori Ueda

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31, 2015 of The Higo Bank, Ltd. (the “Bank”) and its consolidated subsidiaries, and the related consolidated statements of income and changes in net assets for the fiscal year from April 1, 2014 to March 31, 2015, and the related notes.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement in the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank and its consolidated subsidiaries as of March 31, 2015, and the results of their operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter

As discussed in “(Business Combinations, etc.) Additional Information” in the notes to consolidated financial statements, the Bank and The Kagoshima Bank, Ltd. resolved, at their respective board of directors’ meetings held on March 27, 2015, to establish “Kyushu Financial Group, Inc.” a wholly owning parent company of both banks (the “Joint Holding Company”) by way of a share transfer on October 1, 2015, and established an outline of the Joint Holding Company and the conditions, etc., of the share transfer and on the same date entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan”.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and the engagement partners do not have any interest in the Bank for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

Audit Report of the Board of Corporate Auditors

AUDIT REPORT

With respect to the Directors’ performance of their duties during the 144th Fiscal Year (from April 1, 2014 to March 31, 2015), the Board of Corporate Auditors has prepared this audit report after deliberations based on the audit reports prepared by each Corporate Auditor, and hereby reports as follows:

1. Method and Contents of Audit by Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies, assignment of duties, etc., and received a report from each Corporate Auditor regarding the status of implementation of their audits and results thereof. In addition, the Board of Corporate Auditors has received reports from the Directors, etc. and the Accounting Auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the Corporate Auditors’ auditing standards established by the Board of Corporate Auditors and in accordance with the audit policies and assignment of duties, etc., each Corporate Auditor endeavored to facilitate a mutual understanding with the Directors, the Internal Audit Division and other employees, etc., endeavored to collect information and maintain and improve the audit environment, attended the meetings of the Board of Directors and other important meetings, received reports on the status of performance of duties from the Directors and employees, etc., and requested explanations as necessary, examined important approval/decision documents, etc., and inspected the status of the corporate affairs and assets at the head office and other principal banking offices. Moreover, each Corporate Auditor monitored and inspected (i) the contents of the Board of Directors’ resolutions regarding the development and maintenance of the system to secure the conformity with the laws and the Articles of Incorporation of the execution of the duties by the Directors and other systems that are set forth in the first and third paragraphs of Article 100 of the Ordinance for Enforcement of the Companies Act of Japan as being necessary for ensuring the appropriateness of the corporate affairs of a joint stock company (kabushiki kaisha), and (ii) the status of system (internal control system) based on such resolutions.

With respect to internal control for financial reporting, each Corporate Auditor received a report from the Directors, etc., and Deloitte Touche Tohmatsu LLC regarding the evaluation of such internal control and the status of their audit, and requested explanations as necessary.

With respect to the subsidiaries, each Corporate Auditor endeavored to facilitate a mutual understanding and exchanged information with the Directors and Corporate Auditors, etc., of each subsidiary and received reports from the subsidiaries on their respective business as necessary.

Based on the above-described methods, each Corporate Auditor examined the business report and annexed specifications for the fiscal year under consideration.

In addition, each Corporate Auditor monitored and verified whether the Accounting Auditor maintained its independence and properly conducted its audit, received a report from the Accounting Auditor on the status of its performance of duties, and requested explanations as necessary. Each Corporate Auditor was notified by the Accounting Auditor that it had established a “system to secure the appropriateness of the performance of the duties” (the matters listed in the items of Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, on October 28, 2005), and requested explanations as necessary. Based on the above-described methods, each Corporate Auditor examined the financial statements (balance sheet, income statement, statement of changes in equity and notes to non-consolidated financial statements) and the annexed specifications thereto, as well as the consolidated financial statements (consolidated balance sheet, consolidated income statement, consolidated statement of changes in equity and notes to consolidated financial statements), for the fiscal year under consideration.

2. Results of Audit

(1) Results of Audit of Business Report, etc.

(i) We confirm that the business report and the annexed specifications thereto fairly present the status of the Bank in conformity with the applicable laws and regulations and the Articles of Incorporation of the Bank.

(ii) We confirm that no misconduct or material fact constituting a violation of any law or regulation or the Articles of Incorporation of the Bank was found with respect to the Directors’ performance of their duties.

(iii) We confirm that the Board of Directors’ resolutions with respect to the internal control systems are appropriate. We did not find any matter to be mentioned with respect to the Directors’ performance of their duties concerning the internal control systems. Each Corporate Auditor received a report from the Directors, etc., and Deloitte Touche Tohmatsu LLC stating that the internal control for financial reporting is effective at the time of writing this audit report.

(2) Results of Audit of Financial Statements and their Annexed Specifications

We confirm that the methods and results of the audit performed by the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are appropriate.

(3) Results of Audit of Consolidated Financial Statements

We confirm that the methods and results of the audit performed by the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are appropriate.

May 15, 2015

Board of Corporate Auditors of THE HIGO BANK, LTD.

Permanent Corporate Auditor: Masaaki Eguchi[seal]

Standing Corporate Auditor: Yoshihiro Iwamoto[seal]

Outside Corporate Auditor: Terunobu Maeda [seal]

Outside Corporate Auditor: Toshio Manabe [seal]

Outside Corporate Auditor: Yoshihiro Kataoka [seal]

End

<Memo>

Site Map to Venue of Shareholders’ Meeting

Venue:

The Higo Bank, Ltd., Head Office

1 Rempeicho, Chuo-ku, Kumamoto-shi, Kumamoto [Tel: 096-325-2111]

Attention: Shareholders are encouraged to use public transportation on the day of the meeting.

This exchange offer or business combination is made for the securities of a foreign company.  The exchange offer or business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

Notice of Convocation of

the 144th Annual General Meeting of Shareholders

Reference Documents

Proposal 2 for the 144th Annual General Meeting of Shareholders

“Approval of the Share Transfer Plan with The Kagoshima Bank, Ltd.”

The Higo Bank, Ltd.

Securities Code: 8394

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Proposal 2: Approval of the Share Transfer Plan with The Kagoshima Bank, Ltd.

The Bank and The Kagoshima Bank, Ltd. (“Kagoshima Bank”) (the Bank and the Kagoshima Bank shall be collectively referred to as the “Banks”) have agreed to establish “Kabushiki Kaisha Kyushu Financial Group,” a wholly-owning parent company of the Banks (the “Joint Holding Company”) by way of a share transfer (the “Share Transfer”) on October 1, 2015 (the “Effective Date”), and upon the resolution of the respective board of directors meetings of the Banks held on March 27, 2015, the Banks, as of the same date, have entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan”.

In line with this, it is requested that the board members present approve the Share Transfer Plan relating to the Share Transfer (the “Share Transfer Plan”).  The reason for the Share Transfer, the overview of the contents of the Share Transfer Plan, and other matters relating to this proposal are as follows:

1.                   Reason for the Share Transfer

The Banks, in serving their corporate missions as regional banks based in the Kyushu region, have been dedicating themselves to establishing stable revenue bases thanks to the strong patronage provided by the people living in each of the respective areas. However, in terms of future bank management, the Banks have recognized that they will be further required to respond to changes in the surrounding environment, including the coming population decrease and the transformation in the competitive landscape.

In view of such changes in the future environment, and in order to realize “regional revitalization” by working together with the region as regional banks, the Banks determined it necessary to establish a solid management foundation with which the Banks would be able to further exert their presence in the Kyushu region with a strong focus on their respective local areas, and to create a new expanded community-based business model, and the Banks have reached a final agreement regarding conducting the business integration “on an equal footing” between the Banks.

The Banks will, by way of the Share Transfer, establish a Joint Holding Company in order to optimize the corporate value of the group and to return profit to all of their stakeholders.

The new financial group led by the Joint Holding Company will aim to become a comprehensive financial group which will be truly favored by customers based on the following three management philosophies, targeting the realization of sustainable growth:

(i)                 The Banks will respond to the trust and expectations placed in them by the customers and will provide optimal, high level comprehensive financial services to their customers.

(ii)              The Banks will develop alongside the local regions and actively contribute in the realization of a vigorous regional society and economy.

(iii)           The Banks will nurture an abundance of creativity and a free-spirited organizational culture, continuing to challenge themselves to move toward a better future.

In the future, the Banks will exert the synergistic effects of the business integration to the maximum by aiming to expand their sales bases centering on their respective regions of the Banks, to expand their regional financing functions by constructing a shared system composed of financing knowhow and information while taking advantage of the current strengths of the Banks, and to improve the efficiency of management through consolidation of their respective internal control departments.

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2.                   Overview of the Contents of the Share Transfer Plan

The overview of the contents of the Share Transfer Plan is as stated in the following “Share Transfer Plan (Copy)”.

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Share Transfer Plan (Copy)

The Higo Bank, Ltd. (“Higo Bank”) and The Kagoshima Bank Ltd. (“Kagoshima Bank”) have agreed to carry out a share transfer by way of a joint share transfer, and jointly prepare this Share Transfer Plan (this “Plan”) as follows:

Article 1.               Share Transfer

In accordance with the provisions of this Plan, Higo Bank and Kagoshima shall carry out a share transfer wherein the wholly-owning parent company which is to be newly incorporated by way of the joint share transfer (the “New Company”) will acquire all of the issued and outstanding shares of Higo Bank and Kagoshima Bank (the “Share Transfer”) on the Formation Date of the New Company (as defined in Article 6; hereinafter the same shall apply), whereby Higo Bank and Kagoshima Bank will become wholly-owned subsidiaries of the New Company.

Article 2.                               Purpose, Trade Name, Location of Head Office and Total Number of Authorized Shares of the New Company, and Other Matters Stipulated in the Articles of Incorporation

2.1           The purpose, trade name, location of head office and total number of authorized shares of the New Company shall be as follows:

(1)              Purpose

The purpose of the New Company shall be as stated in Article 2 of the Articles of Incorporation attached hereto as an Exhibit.

(2)             Trade name

The trade name of the New Company shall be indicated as “Kabushiki Kaisya Kyushu Financial Group” in Japanese and “Kyushu Financial Group, Inc.” in English.

(3)             Location of head office

The location of the head office of the New Company shall be Kagoshima-shi, Kagoshima prefecture, and the address of the head office of the New Company shall be 6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture.

(4)             Total number of authorized shares

The total number of authorized shares of the New Company shall be 1,000,000,000 shares.

2.2           In addition to what is listed in the preceding paragraph, the matters set forth in the Articles of Incorporation of the New Company shall be as stated in the Articles of Incorporation attached hereto as an Exhibit.

Article 3.               Names of Directors at Incorporation, Corporate Auditors at Incorporation and Accounting Auditor at Incorporation of the New Company

3.1           The names of the Directors at incorporation of the New Company shall be as follows:

Representative Director	Takahiro Kai
Representative Director	Motohiro Kamimura
Director	Shiichiro Shimoyama
Director	Akihisa Koriyama
Director	Tsuyoshi Mogami
Director	Hiroyuki Matsunaga
Director	Koji Tsumagari
Director	Tooru Hayashida
Outside Director	Katsuaki Watanabe
Outside Director	Takejiro Sueyoshi

3.2           The names of the Corporate Auditors at incorporation of the New Company shall be as follows:

Corporate Auditor	Toyonori Ueno
Corporate Auditor	Satoru Motomura
Outside Corporate Auditor	Kenichi Sekiguchi
Outside Corporate Auditor	Katsuro Tanaka

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Outside Corporate Auditor	Yuko Tashima

3.3           The name of the Accounting Auditor at incorporation of the New Company shall be as follows:

Deloitte Touche Tohmatsu LLC

Article 4.                               Shares to be Delivered in the Share Transfer and Allotment Thereof

4.1           In the Share Transfer, the New Company shall, immediately before the Joint Holding Company acquires all of both Parties’ issued and outstanding shares (the “Record Time”), deliver to Higo Bank and Kagoshima Bank’s shareholders the number of shares in the New Company which is equal to the sum of (i) the total number of issued and outstanding shares of Higo Bank as of the Record Time multiplied by 1, and (ii) the total number of issued and outstanding shares of Kagoshima Bank as of the Record Time multiplied by 1.11 (the “Shares for Delivery”), in exchange for each Party’s shares owned by each Party respectively.

4.2           The New Company shall allot the Shares for Delivery to be delivered in accordance with the provisions of the preceding paragraph to the shareholders of Higo Bank and Kagoshima Bank as of the Record Time, respectively, based on the following ratio (the “Share Transfer Ratio”):

(1)             1 share of the New Company stock to shareholders of Higo Bank for each share of Higo Bank that they own; and,

(2)             1.11 shares of the New Company stock to shareholders of Kagoshima Bank for each share of Kagoshima Bank that they own.

4.3           In the calculation of the preceding two paragraphs, if there are any fractional shares less than one share, such fraction shall be handled in accordance with the provisions of Article 234 of the Companies Act (Law No. 86 of July 26, 2005 (as amended); hereinafter the same shall apply) and the provisions of other related laws and regulations.

Article 5.                               Amount of Capital and Reserves of the New Company

The amount of capital and the amount of reserves of the New Company as of the incorporation date of the New Company shall be as follows:

(1)	Amount of Capital:	36,000,000,000 yen
(2)	Amount of Capital Reserve:	9,000,000,000 yen
(3)	Amount of Retained Earnings Reserve:	0 yen
(4)	Amount of Capital Surplus:	The amount calculated by deducting the sum of (1) and (2) above from the amount of change in shareholders’ equity stipulated in Article 52, Paragraph 1 of the Ordinance on Accounting of Companies

Article 6.                               Formation Date of New Company

The date on which the incorporation of the New Company shall be registered (the “Formation Date”) shall be October 1, 2015; provided, however, that Higo Bank and Kagoshima Bank may agree to change such date upon mutual consultation between both parties, if it is necessary for the progress of the Share Transfer or for any other reason.

Article 7.                               General Meeting of Shareholders for Approval of Share Transfer Plan

7.1          Higo Bank shall convene an annual general meeting of shareholders, using June 23, 2015 as the convocation date, to seek a resolution regarding the approval of this Plan and the matters necessary for the Share Transfer.

7.2           Kagoshima Bank shall convene an annual general meeting of shareholders, using June 23, 2015 as the convocation date, to seek a resolution regarding the approval of this Plan and the matters necessary for the Share Transfer.

7.3           Higo Bank and Kagoshima Bank may, upon mutual consultation between both parties, change the dates for the respective annual general meetings of shareholders seeking resolutions regarding the approval of this Plan and the matters necessary for the Share Transfer as set forth in the preceding two paragraphs, if it is necessary for the progress of the Share Transfer or for any other reason.

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Article 8.                               Listing of Shares, Shareholder Registry Administrator

8.1           The New Company will list its shares on Tokyo Stock Exchange, Inc. and Securities Membership Corporation Fukuoka Stock Exchange on the Formation Date, and Higo Bank and Kagoshima Bank shall, upon mutual consultation between both parties, work together as much as possible and carry out the procedures necessary for such listing.

8.2           The shareholder registry administrator at the time of incorporation of the New Company shall be Mizuho Trust & Banking Co., Ltd.

Article 9.                               Dividends of Surplus

9.1           Higo Bank may distribute dividends of surplus of: (i) up to 6 yen per share to the shareholders who hold Higo Bank shares or registered pledgees of Higo Bank shares as stated or recorded in the latest shareholder registry dated March 31, 2015; and (ii) up to 5 yen per share to the shareholders who hold Higo Bank shares or registered pledgees of Higo Bank shares as stated or recorded in the latest shareholder registry dated September 30, 2015, respectively.

9.2           Kagoshima Bank may distribute dividends of surplus of: (i) up to 5.5 yen per share to the shareholders who hold Kagoshima Bank shares or registered pledgees of Kagoshima Bank shares as stated or recorded in the latest shareholder registry dated March 31, 2015; and (ii) up to 5 yen per share to the shareholders who hold Kagoshima Bank shares or registered pledgees of Kagoshima Bank shares as stated or recorded in the latest shareholder registry dated September 30, 2015, respectively.

9.3           Except for the cases set forth in the preceding two paragraphs, during the period from the preparation date of this Plan to the Formation Date of the New Company, Higo Bank and Kagoshima Bank may not adopt a resolution regarding dividends of surplus by using the Formation Date of the New Company or any date prior to such Formation Date as the reference date; provided, however, that this shall not apply if Higo Bank and Kagoshima Bank agree otherwise upon mutual consultation between both parties.

Article 10.            Cancellation of Treasury Stock

Higo Bank and Kagoshima Bank shall cancel all treasury stock (including, but not limited to, the treasury stock to be acquired in response to a demand for repurchase of shares by dissenting shareholders, as set forth in Article 806, Paragraph 1 of the Companies Act, to be exercised upon the Share Transfer) that they respectively hold as of the Record Time, by resolution at their respective board of directors meetings to be held by the day preceding the Formation Date of the New Company.

Article 11.            Management, etc. of Company Property

During the period from the preparation date of this Plan to the Formation Date of the New Company, Higo Bank and Kagoshima Bank shall carry out their respective businesses and manage and operate their respective property with the due care of a prudent manager and cause their respective subsidiaries to carry out their respective businesses and to manage and operate their respective property with the due care of a prudent manager.

As for any act that may have a significant impact on Higo Bank or Kagoshima Bank’s respective property, or on their rights and obligations, unless otherwise set forth in this Plan, Higo Bank and Kagoshima Bank shall only agree to carry out such act or to cause their respective subsidiaries to carry out such act upon mutual consultation between both parties.

Article 12.            Validity of this Plan

If a resolution cannot be adopted regarding the approval of this Plan and the matters necessary for the Share Transfer at either Higo Bank or Kagoshima Bank’s annual meeting of shareholders as set forth in Article 7, or if any permit necessary to carry out the Share Transfer (including, but not limited to, the authorization relating to the Share Transfer as stipulated in Article 52-17, Paragraph 1 of the Banking Act) cannot be obtained from the applicable authority by the Formation Date of the New Company, or if the Share Transfer is canceled in accordance with the following article, this Plan shall lose its validity.

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Article 13.            Change to Terms of Share Transfer and Cancellation of Share Transfer

If any material change occurs to, or if it is found that there is any event that may have a significant impact on, the property condition or financial condition of Higo Bank or Kagoshima Bank, or if any circumstance arises that may lead to a significant interference in carrying out the Share Transfer, or if it is revealed that any such circumstance has arisen, or if it otherwise becomes extremely difficult to achieve the purpose of this Plan, at any time during the period from the preparation date of this Plan to the Formation Date of the New Company, Higo Bank and Kagoshima Bank may change the terms of the Share Transfer or the other contents of this Plan, or may cancel the Share Transfer, upon mutual consultation between both parties.

Article 14.            Matters for Mutual Consultation

In addition to the matters set forth in this Plan, any matters not set forth in this Plan and any other matters necessary for the Share Transfer shall be agreed and determined by Higo Bank and Kagoshima Bank upon mutual consultation between both parties in accordance with the purport of this Plan.

IN WITNESS WHEREOF, this Plan is prepared in duplicate, with Higo Bank and Kagoshima Bank affixing their names and seals hereunto and retaining one copy each.

March 27, 2015

Higo Bank:	The Higo Bank, Ltd.
	Takahiro Kai, President	(seal)
13-5, Koyamachi 1-chome, Chuo-ku,
Kumamoto-shi, Kumamoto prefecture

Kagoshima Bank:	The Kagoshima Bank, Ltd.
	Motohiro Kamimura, President	(seal)
6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

7

Kyushu Financial Group, Inc.

Articles of Incorporation

Chapter I.             General Provisions

Article 1 (Trade Name)

The name of the Company shall be Kabushiki Kaisha Kyushu Financial Group.  The Company shall be indicated as Kyushu Financial Group, Inc. in English.

Article 2 (Purpose)

The purpose of the Company shall be to engage in the following business as a bank holding company:

(1)              Operation and management of banks and other companies which can be made into subsidiaries in accordance with the Banking Act;

(2)              Any and all businesses incidental or related to the business of the foregoing item.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Kagoshima-shi, Kagoshima Prefecture.

Article 4 (Organs)

The Company shall have the following organs, in addition to a General Meeting of Shareholders and Directors:

(1)              Board of Directors;

(2)              Corporate Auditors;

(3)              Board of Corporate Auditors; and

(4)              Accounting Auditor.

Article 5 (Method of Public Notice)

Public notices of the Company shall be given by way of electronic public notice; provided, however, that if any public notice may not be given by way of electronic public notice due to an accident or any other unavoidable circumstances, such public notice shall be given by way of publication in the Kumamoto Nichinichi Shimbun issued in Kumamoto-shi, the Minami-Nippon Shimbun issued in Kagoshima-shi, and the Nihon Keizai Shimbun.

Chapter II.           Shares

Article 6 (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be 1,000,000,000 shares.

Article 7 (Acquisition of Treasury Shares)

Pursuant to the provision of Article 165, Paragraph 2 of the Companies Act, the Company may, by resolution of the Board of Directors, acquire treasury shares through market transactions or otherwise.

Article 8 (Number of Shares Constituting One Share Unit (tangen kabushiki))

The number of shares constituting one share unit of the Company shall be 100 shares.

Article 9 (Rights in Relation to Shareholdings Less than One Share Unit (tangen miman kabushiki))

Shareholders of the Company are not permitted to exercise any rights other than the following in regard to their shares less than one share unit:

(1)              The rights provided for in each of the items of Article 189, Paragraph 2 of the Companies Act;

8

(2)              The right to make a demand pursuant to the provision of Article 166, Paragraph 1 of the Companies Act;

(3)              The right to receive allotment of shares for subscription and allotment of stock acquisition rights (shinkabu yoyakuken) for subscription, in proportion to the number of shares held by such shareholder; and

(4)              The right to make a demand as provided for in the following Article.

Article 10 (Demand for Sale of Shares in Respect of Shares Less than One Share Unit)

A shareholder holding shares less than one share unit of the Company may demand, in accordance with the provisions of the Share Handling Regulations, that the Company sell to such shareholder the number of shares which, together with the number of shares less than one share unit held by such shareholder, will constitute one share unit.

Article 11 (Shareholder Register Administrator)

1.                  The Company shall have a Shareholder Register Administrator.

2.                  The Shareholder Register Administrator and the place for handling the business thereof shall be determined by a resolution of the Board of Directors, and be publicly announced.

3.                  The preparation and keeping of the Shareholder Register (kabunushi meibo) and the Stock Acquisition Rights Register (shinkabu yoyakuken genbo) of the Company, as well as other business relating thereto, shall be entrusted to the Shareholder Register Administrator and shall not be handled by the Company.

Article 12 (Share Handling Regulations)

The handling of shares and stock acquisition rights and the fees for the same shall be in compliance with applicable laws and these Articles of Incorporation, as well as being in compliance with the Share Handling Regulations prescribed by the Board of Directors.

Chapter III.          General Meeting of Shareholders

Article 13 (Convening of General Meeting of Shareholders)

An annual General Meeting of Shareholders of the Company shall be convened within three (3) months from the day following the last day of each business year, and an extraordinary General Meeting of Shareholders of the Company shall be convened from time to time, whenever necessary.

Article 14 (Record Date for Annual General Meeting of Shareholders)

The record date for voting rights at the annual General Meeting of Shareholders of the Company shall be March 31 of each year.

Article 15 (Convener of General Meeting of Shareholders)

1.                  The General Meeting of Shareholders shall be convened and chaired by the President and Director (torishimariyaku shacho).

2.                  If the President and Director is unable to so act, one of the other Directors, designated in accordance with an order of priority determined in advance by the Board of Directors, shall convene and chair the General Meeting of Shareholders.

Article 16 (Internet Disclosure and Deemed Provision of Reference Documents, etc. for General Meeting of Shareholders)

In convening a General Meeting of Shareholders, the Company may deem that the information which is to be stated or indicated in the reference documents for the General Meeting of Shareholders, as well as in the business reports, financial statements and consolidated financial statements, has been provided to the shareholders, upon disclosure of the same using the Internet in accordance with the provisions of the applicable ordinance from the Ministry of Justice.

9

Article 17 (Method of Resolution)

1.                  Unless otherwise provided for in any applicable laws or regulations or these Articles of Incorporation, a resolution of the General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present at such meeting who are entitled to exercise their voting rights.

2.                  Any resolution as provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds (2/3) or more of the votes of the shareholders present at a General Meeting of Shareholders where shareholders holding one-third (1/3) or more of the votes of the shareholders who are entitled to exercise their voting rights are present.

Article 18 (Exercise of Voting Rights by Proxy)

1.                  A shareholder may exercise their voting rights by a proxy, who shall be one of the other shareholders of the Company holding voting rights.

2.                  The shareholder, or the proxy thereof as set forth in the preceding paragraph, must submit to the Company a document evidencing the authority of the proxy for each General Meeting of Shareholders.

Article 19 (Minutes)

The summary and results of the proceedings of each General Meeting of Shareholders, as well as other matters prescribed in any applicable laws, shall be stated or recorded in the minutes of such General Meeting of Shareholders.

Chapter IV.          Directors and the Board of Directors

Article 20 (Number of Directors)

The Company shall have no more than fourteen (14) Directors.

Article 21 (Method for Election of Directors)

1.                  Directors shall be elected at a General Meeting of Shareholders.

2.                  A resolution for the election of Directors shall be adopted by a majority of the votes of the shareholders present at a General Meeting of Shareholders where shareholders holding one-third (1/3) or more of the votes of the shareholders who are entitled to exercise their voting rights are present.

3.                  A resolution for the election of Directors shall not be adopted by cumulative votes.

Article 22 (Term of Office for Directors)

The term of office for each Director shall be up to the close of the annual General Meeting of Shareholders for the last business year ending within one (1) year from his/her election.

Article 23 (Selection of Representative Director(s) and Directors with Titles)

1.                 The Board of Directors shall select Representative Director(s) by a resolution thereof.

2.                 The Board of Directors shall select (1) Chairman and Director (torishimariyaku kaicho) and one (1) President and Director (torishimariyaku shacho), and may select several Vice President and Directors (torishimariyaku fukushacho), Senior Managing Directors (senmu torishimariyaku) and Managing Directors (jomu torishimariyaku) from among the Directors by a resolution thereof.

Article 24 (Board of Directors)

The Board of Directors shall determine matters as set forth in the laws and regulations and these Articles of Incorporation, as well as determining the execution of important business of the Company.

Article 25 (Convener and Chairperson of Board of Directors Meetings)

1.                 Unless otherwise provided for in any applicable laws or regulations, the Chairman and Director shall convene and chair the Board of Directors meetings.

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2.                 If the office of the Chairman and Director is vacant or the Chairman and Director is unable to so act, the President and Director shall convene and chair a Board of Directors meeting, and if the Chairman and Director and the President and Director are both unable to so act, one of the other Directors, designated in accordance with an order of priority determined in advance by the Board of Directors, shall convene and chair such Board of Directors meeting.

Article 26 (Notice to Convene Board of Directors Meetings)

1.                 A notice to convene a meeting of the Board of Directors shall be dispatched to each Director and Corporate Auditor no later than five (5) days before the date of the meeting; provided, however, that such period may be shortened in the event of an emergency.

2.                 If there is unanimous agreement among all of the Directors and Corporate Auditors, a Board of Directors meeting may be held without requiring the convening procedure thereof.

Article 27 (Omission of Resolution of Board of Directors Meeting)

If the requirements prescribed in Article 370 of the Companies Act are satisfied, the Company shall deem that a resolution at a Board of Directors meeting has been made.

Article 28 (Regulations of the Board of Directors)

Matters concerning the Board of Directors shall be in compliance with the applicable laws and regulations, these Articles of Incorporation, and the Regulations of the Board of Directors as prescribed by the Board of Directors.

Article 29 (Remuneration, etc.)

The remuneration, bonuses, and other proprietary benefits (collectively “Remuneration, etc.”) which the Directors are to receive from the Company as consideration for the execution of their duties shall be determined by a resolution of a General Meeting of Shareholders.

Article 30 (Limitation of Directors’ Liability)

In accordance with Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with any Director (excluding executive directors, managers (shihainin) and other employees) to limit his/her liability for damage as set forth in Article 423, Paragraph 1 of the said Act; provided, however, that the limitation of liability under such agreement shall be no lower than the minimum liability amount prescribed by applicable laws or regulations.

Chapter V.            Corporate Auditors and the Board of Corporate Auditors

Article 31 (Number of Corporate Auditors)

The Company shall have no more than six (6) Corporate Auditors.

Article 32 (Method of Election of Corporate Auditors)

1.                 Corporate Auditors shall be elected at a General Meeting of Shareholders.

2.                 A resolution for the election of Corporate Auditors shall be adopted by a majority of the votes of the shareholders present at a General Meeting of Shareholders where shareholders holding one-third (1/3) or more of the votes of the shareholders who are entitled to exercise their voting rights are present.

Article 33 (Term of Office for Corporate Auditors)

1.                 The term of office for each Corporate Auditor shall be up to the close of the annual General Meeting of Shareholders for the last business year ending within four (4) years from his/her election.

2.                 The term of office for a Corporate Auditor who has been elected to fill a vacancy of any Corporate Auditor who has resigned before the expiration of his/her term of office shall be up to the expiration of the term of office for such Corporate Auditor who has resigned.

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Article 34 (Full-time Corporate Auditors)

The Board of Corporate Auditors shall select full-time Corporate Auditors by a resolution thereof.

Article 35 (Board of Corporate Auditors)

The Board of Corporate Auditors shall determine matters as set forth in the laws and regulations, as well as matters relating to the execution of duties by the Corporate Auditors.

Article 36 (Notice to Convene Board of Corporate Auditors Meetings)

1.                 A notice to convene a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor by no later than five (5) days before the date of the meeting; provided, however, that such period may be shortened in the event of an emergency.

2.                 If there is unanimous agreement among all of the Corporate Auditors, a Board of Corporate Auditors meeting may be held without requiring the convening procedure thereof.

Article 37 (Regulations of the Board of Corporate Auditors)

Matters concerning the Board of Corporate Auditors shall be in compliance with the applicable laws and regulations, these Articles of Incorporation, and the Regulations of the Board of Corporate Auditors as prescribed by the Board of Corporate Auditors.

Article 38 (Remuneration, etc.)

The Remuneration, etc. of the Corporate Auditors shall be determined by a resolution of the General Meeting of Shareholders.

Article 39 (Limitation of Corporate Auditors’ Liability)

In accordance with Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with any Corporate Auditor to limit his/her liability for damage as set forth in Article 423, Paragraph 1 of the said Act; provided, however, that the limitation of liability under such agreement shall be no lower than the minimum liability amount prescribed by applicable laws or regulations.

Chapter VI.          Accounting Auditor

Article 40 (Method of Election of Accounting Auditor)

An Accounting Auditor shall be elected at a General Meeting of Shareholders.

Article 41 (Term of Office of Accounting Auditor)

1.                 The term of office for the Accounting Auditor shall be up to the close of the annual General Meeting of Shareholders for the last business year ending within one (1) year from his/her election.

2.                 Unless otherwise resolved at the annual General Meeting of Shareholders provided for in the preceding paragraph, the Accounting Auditor shall be deemed reelected at such annual General Meeting of Shareholders.

Chapter VII.        Accounting

Article 42 (Business Year)

The business year of the Company shall be a period of one (1) year commencing on April 1 of each year and ending on March 31 of the following year.

Article 43 (Body for Determining Dividends of Surplus)

Unless otherwise prescribed in the laws or regulations, the Company shall determine the matters set

12

forth in each item of Article 459, Paragraph 1 of the Companies Act, including the dividends of surplus, by way of a resolution at a Board of Directors meeting, and not by way of a resolution at a General Meeting of Shareholders.

Article 44 (Record Date for Distribution of Dividends of Surplus)

1.                 The record date for the year-end dividends of the Company shall be March 31 of each year.

2.                 The record date for the interim dividends of the Company shall be September 30 of each year.

3.                 In addition to each of the preceding paragraphs, the Company may engage in distributions of surplus by establishing a separate record date.

Article 45 (Limitation of Period for Distribution of Dividends)

If year-end dividends and interim dividends are to be distributed in cash, the Company shall be exempted from its obligation to pay the same if such distribution is not received after three (3) full years have passed from the date on which the payment thereof is commenced.

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Supplementary Provisions

Article 1 (Initial Business Year)

Notwithstanding Article 42 of these Articles of Incorporation, the initial business year of the Company shall be from the date of establishment of the Company to March 31, 2016.

Article 2 (Remuneration, Etc., of Initial Directors and Corporate Auditors)

Notwithstanding Articles 29 and 38 of these Articles of Incorporation, the remuneration, etc., of Directors from the date of establishment of the Company to the closing of the first Annual General Meeting of Shareholders shall be JPY 25,000,000 or less per month, and the remuneration, etc., of Corporate Auditors shall be JPY 10,000,000 or less per month.

Article 3 (Deletion of these Supplementary Provisions)

These Supplementary Provisions shall be deleted as of the closing of the first Annual General Meeting of Shareholders after the establishment of the Company.

-End-

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3.                  Matters regarding the adequacy of the provision on the matters set forth in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act

(1)           Matters regarding the shares in the Joint Holding Company to be delivered by the Joint Holding Company to the shareholders of the Banks upon the Share Transfer and the allotment thereof

In establishing the Joint Holding Company by way of the Share Transfer, the Banks have determined the allotment ratio of the Joint Holding Company common stock to their respective shareholders (the “Share Holding Ratio”) as follows:

Contents of the Allotment in the Share Transfer (Share Transfer Ratio)

Company	The Bank	Kagoshima Bank
Share Transfer Ratio	1	1.11

(Note 1) Share allotment ratio

The Bank’s shareholders will receive 1 share of Joint Holding Company common stock for each share of the Bank’s common stock, and Kagoshima Bank shareholders will receive 1.11 shares of Joint Holding Company common stock for each share of Kagoshima Bank common stock.  The total number of shares in the Joint Holding Company to be delivered to the shareholders of the Bank and the total number of shares in the Joint Holding Company to be delivered to the shareholders of Kagoshima Bank under the Share Transfer Plan will be approximately the same (“1:1”).  The number of shares per unit of the Joint Holding Company will be 100 shares.

If there are any fractional shares less than one share in the common stock of the Joint Holding Company which must be delivered to the shareholders of the Banks as a result of the Share Transfer, the amount in proportion to such fractional portion less than one share shall be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act (Law No. 86 of July 26, 2005 (as amended); hereinafter the same shall apply) and the provisions of other related laws and regulations.

Please note that the above-mentioned share transfer ratio is subject to change through mutual consultation between the Banks if any material change occurs to, or if it is found that there is any event that will have a significant impact on, the property condition or financial condition of the Bank or Kagoshima Bank during the period from the preparation date of the Share Transfer Plan to the formation date of the Joint Holding Company.

(Note 2) Number of new shares to be delivered by the Joint Holding Company (planned)

463,407,669 shares of common stock

The above number is based on the total number of issued and outstanding shares of the Bank’s common stock as of December 31, 2014, i.e. 230,755,291 shares, and the total number of issued and outstanding shares of Kagoshima Bank common stock as of December 31, 2014, i.e. 210,403,655 shares. Each bank plans to cancel its treasury stock that it owns, to the extent practically possible, immediately before the Joint Holding Company acquires all of the Banks’ issued and outstanding shares (the “Record Time”). Accordingly, the amount of the Bank’s treasury stock as of December 31, 2014, i.e. 256,172 shares, and the amount of Kagoshima Bank treasury stock as of December 31, 2014, i.e. 576,132 shares, are excluded from the calculation of the above-mentioned numbers of new shares of common stock to be delivered by the Joint Holding Company.

If the amount of the Banks’ treasury stock as of December 31, 2014 changes on or before the Record Time, such as where a shareholder of the Bank or Kagoshima Bank exercises its right to demand such bank to repurchase such shareholder’s shares, the number of new shares to be delivered by the Joint Holding Company may change.

(Note 3) Treatment of shares less than one share unit

The shareholders of the Banks who receive shares less than one share unit (a unit equals 100 shares) of Joint Holding Company common stock as a result of the Share Transfer will not be able to sell their shares less than one share unit on the TSE or any other financial instruments exchange.  The shareholders who hold such shares less than one share unit may compel the Joint Holding Company to repurchase their shares less than one share unit in accordance with the provisions of Article 192(1) of the Companies Act.  In accordance with Article 194(1) of the Companies Act, shareholders holding shares less than one share unit may compel the Joint Holding Company to offer for sale the number of shares necessary to achieve a whole unit with respect to shares for which they only have shares less than one share unit.

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(2)           Basis and reasons for the contents of the allotment

In order to ensure the fairness of the consideration, etc. for the Share Transfer, the Bank retained Mizuho Securities Co., Ltd. (“Mizuho Securities”), as third-party valuation institution and Mori Hamada & Matsumoto, as a legal advisor, and started consideration of the Share Transfer, and has carefully conducted discussions and considerations, based on the calculation reports on the share transfer ratio received from Mizuho Securities, third-party valuation institution, as of March 26, 2015 and the advice of Mori, Hamada & Matsumoto, a legal advisor, and as a result, the Bank has determined that carrying out the Share Transfer using the share transfer ratio stated in (1) “Contents of the Allotment in the Share Transfer (Share Transfer Ratio)” above would be appropriate.

On the other hand, in order to ensure the fairness of the consideration, etc. for the Share Transfer, Kagoshima Bank retained Daiwa Securities Co., Ltd. (“Daiwa Securities”), as third-party valuation institution and TMI Associates, as a legal advisor, and started consideration of the Share Transfer, and has carefully conducted discussions and considerations, based on the calculation reports on the share transfer ratio received from Daiwa Securities, third-party valuation institution, as of March 26, 2015 and the advice of TMI Associates, a legal advisor, and as a result, Kagoshima Bank has determined that carrying out the Share Transfer using the share transfer ratio stated in (1) “Contents of the Allotment in the Share Transfer (Share Transfer Ratio)” above would be appropriate.

Thus, using the results of the calculation provided by such third-party valuation institution and the advice of such legal advisors, the Banks have carefully negotiated and discussed the share transfer ratio based on the outcome of the due diligence they performed on each other, and have generally taken into consideration various factors, including their respective financial conditions, asset conditions and future projections. Based on the above, the Banks have determined that the share transfer ratio stated above is reasonable, and the board of directors of each bank held a meeting on March 27, 2015 and determined and agreed on the share transfer ratio in the Share Transfer.

(3)           Matters regarding calculation

(i) Names of calculation institutions and relationship with the Banks

Neither Mizuho Securities, the financial advisor (third-party valuation institution) of the Bank nor Daiwa Securities, the financial advisor (third-party valuation institution) of Kagoshima Bank qualifies as a party related to the Banks or has any material interest in the Share Transfer that should be stated.

(ii) Overview of Calculation

In order to ensure the fairness of the share transfer ratio calculation in the Share Transfer, the Bank has retained Mizuho Securities and Kagoshima Bank has retained Daiwa Securities as their respective independent third-party valuation institution for calculating the share transfer ratio.

In calculating the share transfer ratio of the Banks, Mizuho Securities used an average market price analysis, as there exists a market price for the Banks’ shares which are listed on the First Section of the TSE and the FSE. In addition, because there are several listed companies comparable to the Banks, and thus, since the comparison of the share value was possible by conducting a comparable companies analysis, a comparable companies analysis was also used. Furthermore, DDM analysis, which is widely used to evaluate financial institutions, was used to reflect the valuation of the future business activities of the Banks. DDM analysis is a methodology for examining stock value by discounting shareholders’ expected profits to present value by using capital costs. Such shareholders’ profits attributable to the shareholders are calculated by taking into account the amount of internal reserves and other factors required for maintaining a certain capital structure. The results under each method of calculation are as set forth below. The ranges of the share transfer ratio in the table below represent the number of

16

shares of common stock of the Joint Holding Company to be allotted for one share of common stock of Kagoshima Bank, in the case where one share of common stock of the Joint Holding Company is allotted for one share of common stock of the Bank.

	Calculation Method	Range of Share Transfer Ratio
1	Market share price analysis	1.116~1.143
2	Comparable company analysis	0.910~1.252
3	DDM analysis	1.017~1.220

The average market analysis, using March 26, 2015 as the reference date (the “Reference Date”), is based on the closing price on the Reference Date, the average closing price for the one week-period preceding the Reference Date, the average closing price for the one month period preceding the Reference Date, the average closing price for the three-month period preceding the Reference Date and the average closing price for the six-month period preceding the Reference Date, respectively.

Mizuho Securities used information received from the Banks as well as publicly available information as the basis for its calculations of the share transfer ratio. Mizuho Securities assumed all such materials and information to be accurate and complete and did not independently verify the accuracy and completeness thereof.

Furthermore, Mizuho Securities did not perform any independent evaluation, appraisal or assessment with respect to the assets and liabilities (including contingent liabilities) of the Banks and their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, and did not retain an independent third-party institution to perform any such evaluation, appraisal or assessment.

Mizuho Securities’ calculation of the share transfer ratio reflects the information and economic conditions as of March 26, 2015, and assumes that the respective Banks’ financial projections (including the profit plan and other information) were reasonably prepared based on the best projections and judgment currently available to the management of the Banks.

The future profit plans for the Banks used by Mizuho Securities as the calculation basis for the DDM analysis do not include any projections of large increases or decreases.

In calculating the share transfer ratio of the Banks, Daiwa Securities used an average market price analysis, as there exists a market price for the Banks’ shares which are listed on the First Section of the TSE and the FSE. In addition, because there are several listed companies comparable to the Banks, and thus, since the comparison of the share value was possible by conducting a comparable companies analysis, a comparable companies analysis was used. Furthermore, DDM analysis, which is widely used to evaluate financial institutions, was used to reflect the valuation of the future business activities of the Banks. DDM analysis is a methodology for examining stock value by discounting shareholders’ expected profits to present value by using capital costs. Such shareholders’ profits attributable to the shareholders are calculated by taking into account the amount of internal reserves and other factors required for maintaining a certain capital structure. The results under each method of calculation are as set forth below. The ranges of the share transfer ratio in the table below represent the number of shares of common stock of the Joint Holding Company to be allotted for one share of common stock of Kagoshima Bank, in the case where one share of common stock of the Joint Holding Company is allotted for one share of common stock of the Bank.

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	Calculation Method	Range of Share Transfer Ratio
1	Market share price analysis	1.116~1.143
2	Comparable company analysis	0.845~1.312
3	DDM analysis	1.025~1.199

The average market analysis, using March 26, 2015 (i.e. the day on which the calculation reports on the share transfer ratio were prepared), as the reference date (the “Reference Date”), is based on the closing price on the Reference Date, the average closing price for the one week-period preceding the Reference Date, the average closing price for the one month period preceding the Reference Date, the average closing price for the three-month period preceding the Reference Date and the average closing price for the six-month period preceding the Reference Date, respectively.

Daiwa Securities, in principle, used materials and information received from the Banks as well as publicly available information, on an as-is basis, as the basis for its calculations of the share transfer ratio. Daiwa Securities assumed all the materials and information that were analyzed and examined to be accurate and complete and did not independently verify the accuracy and completeness thereof, nor does it have an obligation to make such verification. Furthermore, Daiwa Securities did not perform an independent evaluation, appraisal or assessment with respect to any of the assets and liabilities (including, without limitation, financial derivatives, off-balance-sheet assets and liabilities and other contingent liabilities) of the Banks and their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, and did not retain an independent third-party institution to perform any such evaluation, appraisal or assessment.

Daiwa Securities has assumed that the respective Banks’ business plans, financial projections and other future-related information which have been received from the respective Banks were reasonably prepared based on the best projections and judgment currently available to the management of the Banks. Daiwa Securities, upon consent from Kagoshima Bank, has relied on such information without independent verification.

The future financial projections for the Banks used as the calculation basis do not include any projections of large increases or decreases of profit for any fiscal year. Daiwa Securities’ calculation of the share transfer ratio is based on the financial, economic and market conditions as of March 26, 2015.

(4)           Matters regarding the amount of capital and reserves of the Joint Holding Company

In establishing the Joint Holding Company by way of the Share Transfer, the Bank and Kagoshima Bank have determined the amount of capital and the amount of reserves of the Joint Holding Company as follows:

(i)	Amount of Capital:	36,000,000,000 yen
(ii)	Amount of Capital Reserve:	9,000,000,000 yen
(iii)	Amount of Retained Earnings Reserve:	0 yen

The amount of capital and the amount of reserves have been determined through mutual consultation between the Bank and Kagoshima Bank within the limits of the provisions of Article 52 of the Ordinance on Accounting of Companies, by generally taking into consideration and

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examining the scale of the Joint Holding Company and various other circumstances.

4.                Matters regarding Kagoshima Bank

(1)           Contents of the financial statements, etc. pertaining to the final business year (ending March 31, 2015)

As stated in the attached “Matters regarding The Kagoshima Bank, Ltd. for business year ending March 31, 2015”. Please note that the information regarding the matters which are to be indicated in the “Note to Non-Consolidated Financial Statements,” together with the information regarding the matters which are to be indicated in the “Note to Consolidated Financial Statements,” is provided on the Bank’s website (http://www.higobank.co.jp/), in accordance with the laws and regulations and Article 16 of the Articles of Incorporation of the Bank.

(2)           Contents of any event that will have a material effect on the status of the company property and that has occurred after the last day of the final business year

Not applicable

5.                Contents of any event on the side of the Bank that will have a material effect on the status of the company property and that has occurred after the last day of the final business year

Not applicable

6.                Matters set forth in Article 74 of the Ordinance for Enforcement of the Companies Act regarding persons who are to serve as Directors of the Joint Holding Company (names, dates of birth, career summaries and other matters regarding persons who are to serve as Directors)

The persons who are to serve as Directors of the Joint Holding Company are as follows:

Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	(1) Number of Bank’s shares held (2) Number of Kagoshima Bank’s shares held (3) Number of Joint Holding Company’s shares allotted
Takahiro Kai April 25, 1951

Apr. 1975                                    Joined The Higo Bank, Ltd.

Jun. 2001                                     Director and General Manager of Credit Division II

Jun. 2003                                     Managing Director and General Manager of Credit Division II

Jun. 2004                                     Managing Director

Jun. 2006                                     Senior Managing Director

Jun. 2007                                   Representative Director and Senior Managing Director

Jun. 2008                                     Representative Director and Deputy President

Jun. 2009                                     Representative Director and President (to present)

[Material concurrent posts]

Chairman of The District Economics Research Institute of Kumamoto Area

Chairman of Foundation for the Preservation of Green and Water Resources in the Province of Higo

(1) 74,970 (2) 0 (3) 74,970

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Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	(1) Number of Bank’s shares held (2) Number of Kagoshima Bank’s shares held (3) Number of Joint Holding Company’s shares allotted
Motohiro Kamimura August 18, 1952

Apr. 1975                                    Joined The Kagoshima Bank, Ltd.

Mar. 2004                               General Manager of Operations Management Division

Jun. 2004                                     Director and General Manager of Operations Management Division

Jun. 2006                                     Managing Director Jun. 2010 President (to present)

[Area of responsibility]

Audit Division

(1) 0 (2) 24,000 (3) 26,640

Shiichiro Shimoyama September 14, 1952

Apr. 1976                                    Joined The Higo Bank, Ltd.

Jun. 2007                                     Director and General Manager of Personnel Division

Jun. 2010                                     Director, Managing Executive Officer and General Manager of Personnel Division

Apr. 2011                                    Director and Managing Executive Officer

Jun. 2012                                     Director and Senior Managing Executive Officer

Jun. 2013                                     Representative Director and Senior Managing Executive Officer (to present)

[Areas of responsibility]

Loan Management Division and General Administration Division

(1) 36,000 (2) 0 (3) 36,000

Akihisa Koriyama May 11, 1957

Apr. 1980                                    Joined The Kagoshima Bank, Ltd.

Jun. 2010                                     Director and General Manager of Personnel Division

Jun. 2011                                     Managing Director and General Manager of Integrated Planning Division

Jun. 2012                                     Managing Director

Jun. 2013                                     Senior Managing Director (to present)

[Areas of responsibility]

Business Administration Division, Business Supporting Division and Corporate Planning Division

(1) 0 (2) 14,000 (3) 15,540

Tsuyoshi Mogami June 18, 1956

Apr.1980                                       Joined The Higo Bank, Ltd.

Jun.2010                                        Executive Officer and General Manager of Credit Division

Apr.2011                                       Executive Officer and General Manager of Loan Management Division

Jun.2011                                        Director, Executive Officer and General Manager of Loan Management Division

Jun.2013                                        Director and Managing Executive Officer (to present)

[Areas of responsibility]

Business Integration Preparation Section, General Planning Division and IT Management Division

(1) 24,026 (2) 0 (3) 24,026

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Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	(1) Number of Bank’s shares held (2) Number of Kagoshima Bank’s shares held (3) Number of Joint Holding Company’s shares allotted
Hiroyuki Matsunaga April 10, 1961

Apr. 1985                                    Joined The Kagoshima Bank, Ltd.

Mar. 2008                                 Chief of Akune Branch

Jun. 2010                                     General Manager of Business Supporting Division

Jun. 2014                                     Director and General Manager of Corporate Planning Division

Apr. 2015                                    Director and General Manager of Corporate Planning Division, and Chief of Business Integration Preparation Section of Corporate Planning Division (to present)

(1) 0 (2) 8,000 (3) 8,880

Koji Tsumagari September 24, 1956

Apr. 1979                                    Joined The Kagoshima Bank, Ltd.

Jun. 2006                                     General Manager of Management Supervision Division

Feb. 2007                                    General Manager of Management Supervision Division and Chief of Internal Control Section of Management Supervision Division

Mar. 2008                                 Chief of Takamibaba Branch

Jun. 2009                                     Corporate Auditor (to present)

(1) 0 (2) 10,000 (3) 11,100

Tooru Hayashida June 6, 1959

Apr. 1983                                    Joined The Higo Bank, Ltd.

Jun. 2013                                     Executive Officer and General Manager of General Planning Division

Apr. 2015                                    Executive Officer and Chief of Business Integration Preparation Section (to present)

(1) 13,000 (2) 0 (3) 13,000

Katsuaki Watanabe February 13, 1942

Apr. 1964                                    Joined Toyota Motor Co., Ltd. (currently, Toyota Motor Corporation)

Sep. 1992                                    Director

Jun. 1997                                     Managing Director

Jun. 1999                                     Senior Managing Director

Jun. 2001                                     Executive Vice President

Jun. 2005                                     President

Jun. 2009                                     Vice Chairman

Jun. 2011                                     Senior Advisor (to present)

[Material concurrent posts]

Chairman of the Board of

Directors of Metropolitan Expressway Company Limited

Director of Mitsubishi UFJ Securities Holdings Co., Ltd.

Director of TOHO GAS Co., Ltd.

Corporate Auditor of

Sumitomo Electric Industries, Ltd.

Corporate Auditor of Towa Real Estate Co., Ltd.

(1) 0 (2) 0 (3) 0

Takejiro Sueyoshi January 3, 1945

Apr. 1967                                    Joined The Mitsubishi Bank, Ltd. (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

Apr. 1994                                    Chief of New York Branch

Jun. 1994                                     Director

Apr. 1996                                    President of Bank of Tokyo-Mitsubishi Trust Company (New York)

Jun. 1998                                     Executive Deputy President of Nikko Asset Management Co., Ltd.

Jul. 2003                                         Special Advisor to UNEP Finance

(1) 0 (2) 0 (3) 0

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Name Date of birth	Career summary, position, area of responsibility and material concurrent posts	(1) Number of Bank’s shares held (2) Number of Kagoshima Bank’s shares held (3) Number of Joint Holding Company’s shares allotted

Initiative (to present)

May 2007                                 Director of Takashimaya Company, Limited

Jun. 2007                                     Corporate Auditor of The Kagoshima Bank, Ltd. (to present)

May 2009                                 Director of AEON Co., Ltd. (to present)

Jun. 2010                                     Director of Integrex Inc. (to present)

Jun. 2010                                     Director of FP Corporation (to present)

(Material concurrent post)

Special Advisor to UNEP Finance Initiative

Notes:

1.              The numbers of shares of the Bank and Kagoshima Bank held are indicated based on the shareholding status as of March 31, 2015, and the numbers of shares of the Joint Holding Company to be allotted are indicated based on such shareholding status while taking the share transfer ratio into consideration.  Therefore, the numbers of shares of the Joint Holding Company that will actually be allotted may change depending on the shareholding status up until immediately before the date of establishment of the Joint Holding Company.

2.              Mr. Takahiro Kai concurrently serves as Chairman of The District Economics Research Institute of Kumamoto Area and Chairman of Foundation for the Preservation of Green and Water Resources in the Province of Higo, and Higo Bank makes donations to these two foundations.

No special interests exist between any of the other candidates for Directors and the Banks and no special interest will arise between such candidates and the Joint Holding Company.

3.              Mr. Katsuaki Watanabe and Mr. Takejiro Sueyoshi are candidates for Outside Directors.

4.              The Bank requests the election of:

(1)         Mr. Katsuaki Watanabe as a candidate for Outside Director, in the expectation of utilizing, in the management of the Joint Holding Company, his experience and diverse knowledge as a manager of a major company.

(2)         Mr. Takejiro Sueyoshi as a candidate for Outside Director, in the expectation of utilizing, in the management of the Joint Holding Company, his experience and diverse knowledge in the management of financial institutions and as a special advisor to the UNEP Finance Initiative.

5.              If Mr. Katsuaki Watanabe and Mr. Takejiro Sueyoshi are elected as Outside Directors, the Joint Holding Company will enter into a liability limitation agreement with each of them that limits their liabilities under Article 423, Paragraph 1 of the Companies Act to the minimum liability amount set forth in Article 425, Paragraph 1 of the said Act.

6.              If Mr. Katsuaki Watanabe and Mr. Takejiro Sueyoshi are elected as Outside Directors, the Joint Holding Company will submit filings with relevant stock exchange(s) on which the Joint Holding Company will be listed, designating them as independent officers having no possibility of conflict of interest arising with ordinary shareholders as set forth by such relevant stock exchange(s).

7.              In December 2013, Sumitomo Electric Industries, Ltd., of which Mr. Katsuaki Watanabe serves as an Outside Corporate Auditor, received a cease and desist order, etc., from the Japan Fair Trade Commission for committing acts in violation of the Anti-Monopoly Act in relation to receiving order(s) for fictitious electrical transmission work for Tokyo Electric Power Company, Incorporated. In addition, in July 2013, a decision was made against Sumitomo Electric Industries, Ltd. by the European Commission which found that the company was involved in acts in violation of the Competition Law in relation to the trade of automotive wire-harness related products, and in August 2014, an administrative monetary penalty was ordered against the said company by the National Development and Reform Commission of China pursuant to the Anti-Monopoly Law of China. Furthermore, in April 2014, a surcharge was imposed on the company by the European Committee for engaging in acts violating the Competition Law in relation to the trade of high and extra high-voltage power cables. These acts of violation are acknowledged to have ended before Mr. Katsuaki Watanabe’s term of office. Mr. Katsuaki Watanabe was not aware of the acts subject to such orders and decisions, etc., until the situation was revealed; however, with respect to compliance, he has been regularly confirming and expressing his opinion on the internal control system and specific measures in cooperation with other Corporate Auditors and, since the situation was revealed, he has been making statements on improvements as well as enforcement and establishment, etc., of the competition law compliance system of the entire group in order to eliminate and prevent any recurrence of acts in violation of antitrust laws, including foreign competition laws.

8.              A fact became clear that during the period from February to March 2013, an executive officer of Aeon Co., Ltd., of which Mr. Takejiro Sueyoshi serves as an Outside Director, was involved in illegal purchases and sales of shares. Mr. Takejiro Sueyoshi performed his duty as an Outside Director by making a statement at the board of directors meeting of

22

Aeon Co., Ltd. on strengthening governance to prevent any recurrence thereof.

7.              Matters set forth in Article 76 of the Ordinance for Enforcement of the Companies Act regarding persons who are to serve as Corporate Auditors of the Joint Holding Company (names, dates of birth, career summaries and other matters regarding persons who are to serve as Corporate Auditors)

The persons who are to serve as Corporate Auditors of the Joint Holding Company are as follows:

Name Date of birth	Career summary, position and material concurrent posts	(1) Number of Bank’s shares held (2) Number of Kagoshima Bank’s shares held (3) Number of Joint Holding Company’s shares allotted
Toyonori Ueno February 11, 1953

Apr. 1976                        Joined The Higo Bank, Ltd.

Jun. 2007                         Deputy Director and Chief of Suidocho Branch

Jun. 2008                         Executive Officer and Chief of Suidocho Branch

Jun. 2009                         Director and General Manager of Internal Audit Division

Jun. 2010                         Director, Executive Officer and General Manager of Internal Audit Division

Apr. 2011                        Director and Managing Executive Officer

Jun. 2013                         Representative Director and Senior Managing Executive Officer (to present)

(1) 39,000 (2) 0 (3) 39,000

Satoru Motomura January 14, 1959

Apr. 1981                        Joined The Kagoshima Bank, Ltd.

Mar. 2005                     Chief of Tarumizu Branch

Jun. 2007                         Chief of Miyakonojo Branch

Jun. 2009                         Chief of Oroshihommachi Branch

Jun. 2011                         General Manager of Credit Planning Division

Jun. 2013                         Corporate Auditor (to present)

(1) 0 (2) 7,000 (3) 7,770

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Name Date of birth	Career summary, position and material concurrent posts	(1) Number of Bank’s shares held (2) Number of Kagoshima Bank’s shares held (3) Number of Joint Holding Company’s shares allotted
Ken-ichi Sekiguchi March 14, 1949

Apr. 1972                        Joined The Yasuda Mutual Life Insurance Company (currently, Meiji Yasuda Life Insurance Company)

Apr. 1994                        President of Aomori Branch

Apr. 1996                        General Manager of International Investment Department

Apr. 1997                        General Manager of Market Investment Department

Jul. 1999                             Director and General Manager of Market Investment Department

Apr. 2000                        Director and General Manager of Investment Planning & Research Department

Apr. 2001                        Managing Director, Deputy Director-general of Investment Bureau, and General Manager of Investment Planning & Research Department

Apr. 2002                        President of Yasuda Direct General Insurance Co., Ltd.

Jan. 2004                         Managing Director and Chief Executive of New Market Development Division of Meiji Yasuda Life Insurance Company

Dec. 2005                       Representative Director and Chairman of the Board

Jul. 2006                             Chairman of the Board and Representative Executive Officer

Jul. 2013                             Senior Advisor (to present)

(Material concurrent post)

Corporate Auditor of Hulic Co., Ltd.

(1) 0 (2) 0 (3) 0

Katsuro Tanaka June 5, 1945

Apr. 1970                        Registered with the Tokyo Bar Association

Oct. 1990                         Established TMI Associates

Senior Managing Partner and

Attorney (to present)

May 2009                     Auditor of Japan Merchandising Rights Association (to present)

Jun. 2010                         Auditor of Suntory Foundation (to present)

Jun. 2012                         Corporate Auditor of The Kagoshima Bank, Ltd. (to present)

Jun. 2013                         Director of ASICS Corporation (to present)

(Material concurrent post)

Senior Managing Partner of TMI Associates

(1) 0 (2) 0 (3) 0

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Name Date of birth	Career summary, position and material concurrent posts	(1) Number of Bank’s shares held (2) Number of Kagoshima Bank’s shares held (3) Number of Joint Holding Company’s shares allotted
Yuko Tashima July 26, 1952

Apr. 1979                        Public Prosecutor of the Tokyo District Public Prosecutor’s Office

Apr. 1992                        Registered with the Tokyo Bar Association

Jul. 2006                             Director of Meiji Yasuda Life Insurance Company (to present)

(Material concurrent post)

Attorney

(1) 0 (2) 0 (3) 0

Notes:

1.              The numbers of shares of the Bank and Kagoshima Bank held are indicated based on the shareholding status as of March 31, 2015, and the numbers of shares of the Joint Holding Company to be allotted are indicated based on such shareholding status while taking the share transfer ratio into consideration. Therefore, the numbers of shares of the Joint Holding Company that will actually be allotted may change depending on the shareholding status up until immediately before the date of establishment of the Joint Holding Company.

2.              No special interests exist between any of the candidates for Corporate Auditors and the Banks and no special interest will arise between such candidates and the Joint Holding Company.

3.              Mr. Ken-ichi Sekiguchi, Mr. Katsuro Tanaka and Ms. Yuko Tashima are candidates for Outside Corporate Auditors.

4.              The Bank requests the election of:

(1)         Mr. Ken-ichi Sekiguchi as a candidate for Outside Corporate Auditor of the Joint Holding Company, in the expectation that he will fulfill the auditing function due to his experience and diverse knowledge as a manager of a major company.

(2)         Mr. Katsuro Tanaka as a candidate for Outside Corporate Auditor of the Joint Holding Company, in the expectation that he will fulfill the auditing function due to his extensive experience and diverse knowledge as an attorney. Although Mr. Katsuro Tanaka has no experience in being involved in the management of a company other than by becoming an outside officer, it is considered that he can appropriately perform his duties as an Outside Corporate Auditor because of the reasons stated above.

(3)         Ms. Yuko Tashima as a candidate for Outside Corporate Auditor of the Joint Holding Company, in the expectation that she will fulfill the auditing function due to her extensive experience and diverse knowledge as an attorney. Although Ms. Yuko Tashima has no experience in being involved in the management of a company other than by becoming an outside officer, it is considered that she can appropriately perform her duties as an Outside Corporate Auditor because of the reasons stated above.

5.              If Mr. Ken-ichi Sekiguchi, Mr. Katsuro Tanaka and Ms. Yuko Tashima are elected as Outside Corporate Auditors, the Joint Holding Company will enter into a liability limitation agreement with each of them that limits their liabilities under Article 423, Paragraph 1 of the Companies Act to the minimum liability amount set forth in Article 425, Paragraph 1 of the said Act.

6.              If Mr. Ken-ichi Sekiguchi, Mr. Katsuro Tanaka and Ms. Yuko Tashima are elected as Outside Corporate Auditors, the Joint Holding Company will submit filings with relevant stock exchange(s) on which the Joint Holding Company will be listed, designating them as independent officers having no possibility of a conflict of interest arising with ordinary shareholders as set forth by such relevant stock exchange(s). Although Kagoshima Bank has executed an advisory agreement with the law firm of which Mr. Katsuro Tanaka is a Senior Managing Partner, the Bank receives legal advice from attorney(s) other than Mr. Katsuro Tanaka, and it is considered that no conflict of interest is likely to arise with ordinary shareholders and that he is competent as an independent officer.

8.              Matters set forth in Article 77 of the Ordinance for Enforcement of the Companies Act regarding companies which are to serve as Accounting Auditors of the Joint Holding Company

The company which is to serve as an Accounting Auditor of the Joint Holding Company is as follows:

Name	Deloitte Touche Tohmatsu LLC
Location of Principal Office	Shinagawa Intercity, 2-15-3 Konan, Minato-ku, Tokyo

25

Corporate History

May 1968                     Tohmatsu Awoki & Co. established

May 1975                     Joined Touche Ross International [TRI] alliance (currently, Deloitte Touche Tohmatsu Limited [DTTL])

Feb. 1990                        Changed company name to Tohmatsu & Co.

Jul. 2009                             Converted to a limited liability company and changed company name to Deloitte Touche Tohmatsu LLC

Audit Clients	3,587 (as of the end of September 2014)
Capital	867 million yen (as of the last day of March 2015)
Personnel	6,186 (as of the last day of March 2015)
	[Breakdown]
	Partners (Certified Public Accountants)		553
	Specified Partners		136
	Staff	Certified Public Accountants	2,626
		CPA Examination Passers, etc.
		(including Junior Accountants)	1,330
		Other Professional Staff	969
		Clerical staff	572
	Total		6,186

9.              Matters regarding resolution of the proposals and other matters

The resolution of the proposals will become effective subject to the approval of the general meeting of shareholders of both the Bank and Kagoshima Bank as set forth in Article 7 of the Share Transfer Plan (General Meeting of Shareholders for Approval of Share Transfer Plan), and the authorizations, etc., of concerned authorities, etc., under relevant laws and regulations.

In addition, the resolution of the proposals will lose effect if the Share Transfer Plan loses effect or the Share Transfer is cancelled due to the matters set forth under Article 12 (Validity of this Plan) or Article 13 (Change to Terms of Share Transfer and Cancellation of Share Transfer) of the Share Transfer Plan.

26

(Exhibit)

The 107th Term	From April 1, 2014	Business Report
To March 31, 2015

1.                              Matters Relating to the Current State of The Kagoshima Bank, Ltd.

(1) Business Process, Business Results, etc.

[Main description of business]

In the head office and branches of The Kagoshima Bank, Ltd. (the “Bank”), the Bank has engaged in deposit business, lending business, currency exchange business, securities investment business, and counter sales business for investment trusts and insurance products, as well as businesses incidental to the foregoing.

[Financial and economic environment]

Although the Japanese economy in the current fiscal year has seen a standstill in the consumer spending rally, a gradual recovery has been seen, including improved employment conditions and the steady movement of capital and public investments.

Amid such circumstances, although the Nikkei Stock Average initially declined due to the increase in the consumption tax rate, it subsequently increased throughout the period due to the depreciation of the yen against the US dollar and other issues.  In addition, the consumer price index has gradually increased against the backdrop of the depreciation of the yen.

In the local economy, although the livestock industry has seen steady movement indicating the recovery of its production sector, industries as a whole have shown continued weakness, including the deterioration seen in the industries related to consumption, investment, and tourism.

In the livestock industry, calf prices have increased to a high level due to the decreased number of calves being shipped, and the market for dressed beef carcasses (Japanese cattle) has also moved in a solid manner.  In addition, the markets for pork and chicken eggs have exhibited growth to a level higher than that seen in the previous year.  On the other hand, in the broiler chicken market, although breast meat has seen growth to a higher level year on year, the market for beef rounds has decreased year on year in the latter half of the year.

In the manufacturing industry, although movement in the electronic components sector has been weak, there has been favorable movement in the receipt of vehicle orders; in addition, orders for smartphones, which had previously been on the decline, have recovered since the summer season.  In the food industry, the production of distilled spirits (shochu) and dried bonito has declined from the previous year.

In terms of consumer spending, due to the swing back after the last-minute demand due to the increase in the consumption tax rate and the influence of irregular weather during the summer season, sales have seen a year on year decrease.

In the construction industry, public works have decreased year on year both in terms of the number of cases and the contract amounts, with a decreased number of new residential construction starts compared to that of the previous year.

In the tourism industry, although the number of foreign tourists from Hong Kong and Taiwan has increased, due to a decreased number of domestic tourists and others, the number of guests staying at major hotels and inns has declined compared with the previous year, indicating slightly weakened movement.

[Business Process and Business Results]

In the current financial and economic environment, the Bank has once again endeavored to improve its operating results and operating efficiency in the current fiscal year in accordance with the 5th Management Strategic Plan (hereinafter abbreviated as the “5th Master Plan”) which started in April 2012.  The principal policies conducted by the Bank during the current fiscal year were as follows:

Business Process

(Branches, etc.)

In June 2014, the Kanoya Branch was renewed and reopened.  With the concept of “Blooming Flowers Throughout the Area,” the Bank has planted cherry trees and rose plants throughout the premises, creating a brand-new, innovative and functional store.  In addition, with regard to manned branches, in order to improve the efficiency of the branch network, five (5) branches (Miyagahama agency, Katsume agency, Kasasa agency, Tashiro agency, and Hashima agency) were discontinued.

With regard to unmanned branches (ATMs installed outside of branches), the Bank installed 12 ATMs in convenience stores and four in other places, coming to a total of 16 locations.  On the other hand, 10 unmanned branches were discontinued.

(Headquarters Organizational Change)

In June 2014, the Bank conducted an organizational change under which the personnel of the head office were relocated to the banking offices with the purpose of strengthening the sales force, and this streamlined the organization of the headquarters which had previously been composed of 15 Divisions and one (1) office to the new system of 12 Divisions and one (1) office.

(New products, services, etc.)

As new products targeting individual customers, and in order to meet the needs of various forms of asset management, seven (7) investment trust products and two (2) life-insurance products were added.  In March 2015, the Bank started handling a new product known as “Kagin Card Loan S (esu)” which carries the features of “no repayment account needed”, “no seal impression needed”, “no bank branch visits needed,” etc.  Furthermore, as part of improving the services targeting individual and corporate customers, the Bank renewed the “Kagin e-Bank Services (Internet banking and mobile banking services for individual customers)” in May 2014 and the “Kagin FB-Web Services (Internet Banking for corporate customers)” in August 2014.

(Promotion of community-based finance)

In the current fiscal year, the Bank has also continued to address strengthening the functions of community-based finance, in order to aim for the re-invigoration of the local economy through supporting our customers.

In terms of providing management support for local companies, by providing information including business matching, management consulting, sales solutions support, etc., the Bank has developed profit improvement support activities for our customers.  In particular, the Bank has proactively held business meetings, etc., targeting the customers who have been considering sales expansion both domestically and overseas.

As specific efforts for invigorating the local economy and promoting various industries, the Bank entered into the “Agreement on Cooperation for the 6th Industrialization” with Kagoshima-ken in May 2014 and held a “Seminar Promoting the 6th Industrialization” targeting the business operators located in Kagoshima-ken in July 2014.  In addition, in accordance with the comprehensive business cooperation agreement entered into with Hioki-shi in May 2012, the Bank has continuously supported efforts for the 6th Industrialization utilizing olives.  In June 2014, the Bank entered into a comprehensive business cooperation agreement with Kanoya-shi.  In July 2014, the Bank was appointed by the Minister of Health, Labour, and Welfare as a designated financial institution in the event that a business operator participating in the “Promotion Project for Food Related Industries” promoted by Kagoshima-ken uses a “Loan Interest Supply Business Related to Strategic Industry Employment Creation Project “ and borrows funds therefrom.  In September 2014, the Bank entered into a business-academia cooperation agreement with Nomura Securities Co., Ltd. and Kagoshima University with the purpose of nurturing the personnel who will be responsible for the local economy in the future.

Furthermore, in March 2015, the Bank established the “Local Re-Invigoration Project Team” and thereby improved the system to provide strong support for the “Integrated Strategy for Re-Invigorating Towns, People and Work.”

(CSR Efforts)

The Bank established the “Kagoshima Bank Environmental Policy” as its basic policy aiming for environmental preservation, and has proactively addressed the environmental issues as a financial institution rooted in the local areas.

As principal approach toward the global warming issue, a forest maintenance project conducted in Kagoshima-shi in 2012 was authenticated in August 2014 for 121 tons of CO₂ absorption (for five years) in accordance with the “Quantity of Kagoshima CO₂Absorption Certification System” established by Kagoshima-ken.  In addition, as part of creating branches taking the environment into consideration, the Bank installed a solar power (photovoltaic) facility in the Kanoya Branch which was renewed and re-opened in June 2014.

In terms of activities contributing to local culture and society, the “Watching Service for Aged People

Utilizing IT” was tested and substantiated in Hioki-shi.  Furthermore, the Bank has addressed the issue of re-invigorating the local community by way of engaging in activities through the Kagin Cultural Foundation (Kagin Bunka Zaidan) and participating in local events, etc.

Business Results

Based upon the above-mentioned results, the following operating results were recorded.

(Deposit Business)

The deposit balance as of the end of the current fiscal year amounted to 3,447.5 billion yen, a year on year increase of 153.9 billion yen, due to an increase in individual deposits and corporate deposits.  The total deposit balance including negotiable certificates increased to 3,555.0 billion yen, a year on year increase of 162.8 billion yen.

(Loan Business)

The loan balance as of the end of the current fiscal year amounted to 2,682.4 billion yen, a year on year increase of 243.3 billion yen, due to an increase in general purpose loans.

(Securities Business)

The balance of securities as of the end of the current fiscal year amounted to 1,180.4 billion yen, a year on year increase of 31.1 billion yen.

(Capital Adequacy Ratio)

The capital adequacy ratio (non-consolidated, domestic standard) as of the end of the current fiscal year was 11.89%, year on year decrease of 1.00 points compared to the end of the previous fiscal year.

(Earnings Conditions)

Although the management environment surrounding the Bank was still difficult, the Bank has made efforts to promote community-based financing aimed toward re-invigorating the local economy through supporting its customers.

During the current fiscal year, the current net income amounted to 11.084 billion yen, due to decreases in related credit expenses and expenses, respectively, and gains on the sale of shares, etc.

[Issues to be Handled by the Bank]

The management environment surrounding the financial industry has become increasingly severe against a background of declining population, etc., associated with a low birth rate and aging population.  Amid such a severe environment, the Bank is aware that it is our task to further strengthen sales foundation and increase profitability while maintaining the soundness of our management and promoting efficiency.

In April 2015, the Bank started its 6th Management Strategic Plan (hereinafter abbreviated as the “6th Master Plan”).  Putting up three basic strategies of “Demonstrating the Financial Capability to Realize Local Development”, “Developing into an Organization that will Defeat the Competition”, and “Nurturing of Personnel to Achieve the Enhancement of Corporate Value,” the Bank will vigorously push forward in order to become a bank that is “indispensable” for the local areas.

Furthermore, in order for our customers to be able to use the Bank in a comfortable manner, we will endeavor to continuously strengthen compliance, protection of customers, and risk management.

On November 10, 2014, a basic agreement was reached with regard to the business integration with The Higo Bank, Ltd., and after a continuous process of negotiations and discussions, a final agreement for establishing a joint shareholding company by way of share transfer was reached, and a business integration agreement was entered into on March 27, 2015.

The name of the shareholding company scheduled to be established on October 1, 2015 is “Kyushu Financial Group, Inc. (Kabushiki Kaisya Kyushu Financial Group)” and under such company we will aim to become an integrated financial group that will be truly loved by everyone.

Kyushu Financial Group, Inc. will: exert the synergistic effects of the reorganization to the maximum; aim to realize the “re-invigoration of local areas”; establish a solid management foundation which will be able to further demonstrate the new bank’s presence in the Kyushu region, centered around the local areas of both banks, respectively; and will address the creation of an extensive new community-based business model.

As the Kyushu Financial Group, Inc., the Bank and The Higo Bank, Ltd. will engage in consultations and discussions to establish an appropriate governance system as a group, in view of the purpose of the Corporate Governance Code.

We would like to take this opportunity to request your further continued support and patronage in the future.

(2) Assets and profit (loss)

(100 million yen)

	FY2011	FY2012	FY2013	FY2014
Deposits	30,998	31,463	32,936	34,475
Time deposits	11,828	12,346	12,763	13,763
Others	19,169	19,116	20,173	20,712
Loans	22,147	22,837	24,391	26,824
Individuals	4,731	5,000	5,709	6,788
Small and medium-sized enterprises	9,940	10,274	11,121	12,146
Others	7,475	7,561	7,560	7,890
Trading securities	1	1	1	1
Securities	11,037	11,601	11,493	11,804
National government bonds	4,586	4,688	3,160	3,177
Others	6,450	6,913	8,332	8,626
Total assets	35,419	36,475	38,697	40,564
Volume of domestic exchange transactions	174,396	181,249	190,924	190,687
Volume of foreign exchange transactions	360 (million dollars)	444 (million dollars)	853 (million dollars)	374 (million dollars)
Ordinary profit	16,313 (million yen)	12,433 (million yen)	13,051 (million yen)	18,369 (million yen)
Net profit for FY2014	8,470 (million yen)	7,441 (million yen)	7,946 (million yen)	11,084 (million yen)
Net profit per share for FY2014	40.35yen	35.45yen	37.86yen	52.82yen

Note: Amounts are rounded down to the nearest unit.

(Reference) Changes in consolidated financials

	FY2011	FY2012	FY2013	FY2014
Consolidated ordinary income	79,310 (million yen)	78,362 (million yen)	79,030 (million yen)	78,143 (million yen)
Consolidated ordinary profit	18,051 (million yen)	14,126 (million yen)	14,646 (million yen)	19,848 (million yen)
Consolidated net profit for FY2014	8,749 (million yen)	7,786 (million yen)	9,653 (million yen)	13,607 (million yen)
Consolidated net assets	2,644 (100 million yen)	2,868 (100 million yen)	2,888 (100 million yen)	3,196 (100 million yen)
Consolidated total assets	35,609 (100 million yen)	36,668 (100 million yen)	38,899 (100 million yen)	40,762 (100 million yen)

Note: Amounts are rounded down to the nearest unit.

(3) Employees

	As of the end of FY2014	As of the end of FY2013
Number of employees	2,294	2,375
Average age	39 years and 3 months	38 years and 10 months
Average years of service	16 years and 11 months	16 years and 6 months
Average monthly salary	339,000 yen	340,000 yen

Note: 1. Numbers for average age, average years of service and average monthly salary are each rounded down to the nearest unit.

2. Number of employees does not include temporary staff and part-time staff.

3. Average monthly salary is the average monthly salary for March, excluding bonuses.

(4) Business offices, etc.

A. Change in the number of business offices

	As of the end of FY2014	As of the end of FY2013
Kagoshima-ken	109 offices (including 11 local offices)	109 offices (including 11 local offices)
including the following offices in Kagoshima-shi	46 offices (including 5 local offices)	46 offices (including 5 local offices)
Miyazaki-ken	8 (-)	8 (-)
Tokyo-to	1 (-)	1 (-)
Osaka-fu	1 (-)	1 (-)
Fukuoka-ken	1 (-)	1 (-)
Kumamoto-ken	1 (-)	1 (-)
Total	121 (11)	121 (11)

Note: In addition to the above, by the end of this fiscal year the Bank has established 3 offices (3 offices at the end of the previous fiscal year), 1 resident office (1 resident office at the end of the previous fiscal year) and has installed ATMs outside of branches at 392 locations (386 locations at the end of the previous fiscal year).

B. Business offices newly established during this fiscal year

Not applicable for this fiscal year.

Note: 1. During this fiscal year, the Bank discontinued Miyagahama agency, Katsume agency, Kasasa agency, Tashiro agency and Hashima agency.

2. During this fiscal year, the Bank newly established and discontinued the following ATMs installed outside of branches:

(New establishment at 16 locations)

Local offices in the stores of Family Mart at 11 locations in accordance with the agreement with Minami-kyushu FamilyMart Co., Ltd. concerning the establishment of ATMs in convenience stores and 5 other locations.

(Closures at 10 locations)

The Korai-hondori local office and 9 other locations

C. List of bank agents

Name of agent	Location of principal place of business or office	Core business other than bank agency
Kagin Agency Co., Ltd.	3-10, Gofuku-machi, Kagoshima	—

(5) Capital investments

A. Total amount of capital investment

Total amount of capital investment in FY2014	2,718 million yen

B. Establishment of major facilities, equipment, etc.

Description	Amount
Construction of the new Kanoya Branch	213 million yen
Various software	1,158 million yen

Note: 1. Software is the software purchased or developed for the Bank’s own use during this fiscal year.

2. There was no disposal or removal of major facilities or equipment during this fiscal year.

(6) Major subsidiaries, etc.

Name of company	Location	Description of core business	Date of incorporation	Capital (million yen)	Voting rights in subsidiaries, etc., held by the Bank	Other
Kagin Office Business Co., Ltd.	1-10, Yamanokuchi-cho, Kagoshima	Evaluation of collateral entrusted by the Bank, personnel dispatch services and job placement services for back office work, etc.	July 12, 1991	30	100.0%	—
Kagin Accounting Service Co., Ltd.	3-10, Gofuku-machi, Kagoshima	Accounting and consolidated account settlement services for subsidiaries, etc.	April 1, 2004	20	100.0%	—
Kagin Agency Co., Ltd.	3-10, Gofuku-machi, Kagoshima	Bank agency services	November 28, 2008	50	100.0%	—
Kagoshima Economic Research Institute Co., Ltd.	3-10, Gofuku-machi, Kagoshima	Surveys and research in relation to industry, economics and finance in general; Management consulting	April 16, 1990	20	45.0% (50.0%)	—
Kagoshima Guarantee Service Co., Ltd.	1-10, Yamanokuchi-cho, Kagoshima	Loan guarantees for housing and consumer loans	June 23, 1977	20	75.4% (11.4%)	—
Kagoshima Card Co., Ltd.	1-10, Yamanokuchi-cho, Kagoshima	Credit card business, financing and loan guarantees	March 1, 1983	50	32.0% (38.0%)	—
Kagoshima Lease Co., Ltd.	1-10, Yamanokuchi-cho, Kagoshima	Leasing and factoring business	September 25, 1974	66	15.8% (48.5%)	—

Note: 1. The companies covered by the Bank’s consolidated group include the above 7 major subsidiaries, etc.

2. The percentage in ( ) in the Voting rights in subsidiaries, etc., held by the Bank column denotes the proportion of indirect holdings through subsidiaries.

Summary of material business alliances

1. Through an alliance among 64 regional banks, the Bank provides the automatic cash withdrawal services, etc., through the mutual use of automated teller machines (abbreviated to ACS).

2. Through an alliances among 64 regional banks, city banks, trust banks, member banks of the Second Associations of Regional Banks, Credit Associations (Shinkin Banks), Credit Cooperatives (“Shinyo Kumiai”), Agricultural Cooperatives / credit federation of fisheries cooperatives (“Shingyoren”) and related bodies thereof (including the Norinchukin Bank and regional credit federations (“Shinren”)) and Labour Banks, the Bank provides automatic cash withdrawal services, etc., through the mutual use of automated teller machines (abbreviated to MICS).

3. Through the Chigin Network Service Co., Ltd. (a joint investment company of 64 regional banks, which is abbreviated to CNS), the Bank provides the services of delivery and receipt of various data such as particulars, etc., of general transfers, account transfers, deposits and disbursal transactions with client companies by means of data transmission.

4. Through an alliance with Japan Post Bank, the Bank provides automatic cash withdrawal services, etc., through the mutual use of automated teller machines.

(7) Other material matters concerning the current situation of the Bank

The Bank decided, at the Board of Directors meeting held on April 10, 2015, that it would adopt a corporate officer system in order to establish a flexible business management structure with the aim of the reinforcement of management supervision functions, accurate and prompt decision making and revitalization of the organization through the appointment of diverse persons, and to further strengthen corporate governance.  In addition, this corporate officer system is planned to be introduced after the close of the 107th Annual General Meeting of Shareholders to be held on June 23, 2015.

Matters concerning the business integration with the Higo Bank are as described in (1) Business Process, Business Results, etc., [Issues to be Handled by the Bank].

2. Company officers (Directors and Auditors)

(1) Company officers

(As of the end of FY2014)

Name	Position	Responsibility and material concurrent positions	Other
Motohiro Kamimura	(Representative Director) President	In charge of Audit Division	—
Sumihiro Matsuyama	(Representative Director) Vice President	In charge of Administration Management Division, Systems Division, General Affairs Division and Secretariat Section	—
Akihisa Koriyama	(Representative Director) Senior Managing Director	In charge of Business Administration Division, Business Supporting Division and Corporate Planning Division	—
Tomihiro Kikunaga	Managing Director	In charge of Credit Division and Management Supervision Division	—
Tsutomu Nakamura	Managing Director	In charge of Business Management Division, Financial Markets Division and Personnel Division	—
Seisaburo Higashi	Managing Director	Head of Miyazaki Branch	—
Satoru Imaizumi	Managing Director	General Manager of Sales Division of the Head Office	—
Shinichi Ohtsubo	Director	General Manager of Management Supervision Division	—
Mitsuo Nosaki	Director	General Manager of Audit Division	—
Shinobu Sakanoue	Director	Counselor of Secretariat Section	—
Komei Nakamoto	Director	General Manager of Business Administration Division	—
Tsukasa Tsuruta	Director	General Manager of Business Supporting Division	—
Shinichiro Terayama	Director	General Manager of Personnel Division	—
Hiroyuki Matsunaga	Director	General Manager of Corporate Planning Division	—
Hideto Tago	Director (Outside)	Representative Director of Office Tago, LLC.	—
Koji Tsumagari	(Standing) Corporate Auditor		—

Satoru Motomura	(Standing) Corporate Auditor		—
Takejiro Sueyoshi	Corporate Auditor (Outside)	Special Advisor to UNEP Finance Initiative	—
Katsuro Tanaka	Corporate Auditor (Outside)	Senior Managing Partner of TMI Associates, Attorney	—
Kozo Harada	Corporate Auditor (Outside)	President of Public Interest Incorporated Foundation (Koeki Zaidan Hojin) Public Corporation of Promotion of Local Development in Kagoshima-ken	—

(2) Remuneration, etc., for company officers

(Million yen)

Position	Number of officers to be remunerated	Remuneration, etc.
Director	18	407 (80)
Corporate Auditor	5	63 (—)
Total	23	470 (80)

Note: 1. Amounts are rounded down to the nearest unit.

2. The amounts of remuneration (basic salaries) for officers were set at the 106th Annual General Meeting of Shareholders held on June 26, 2014 as 35,000,000 yen or less per month for Directors (including 600,000 yen or less per month for Outside Directors) and 6,500,000 yen or less per month for Corporate Auditors.

3. At the Annual General Meeting of Shareholders held on June 26, 2014, it was decided that the Bank would adopt a performance-based remuneration structure on the basis of the Bank’s non-consolidated net profit for the relevant fiscal year for Directors (excluding Outside Directors). Moreover, the figures in ( ) in the Remuneration, etc., column denote the amount of the remuneration based on the performance-based remuneration structure for officers (excluding Outside Directors and Corporate Auditors) with respect to the current fiscal year.  In addition, limits to remuneration related to the performance-based remuneration are as follows:

Amount of net profit for the relevant fiscal year (non-consolidated)	Limits to remuneration
Exceeding 10 billion yen	80,000,000 yen or less
Exceeding 9 billion yen up to 10 billion yen inclusive	70,000,000 yen or less
Exceeding 8 billion yen up to 9 billion yen inclusive	60,000,000 yen or less
Exceeding 7 billion yen up to 8 billion yen inclusive	50,000,000 yen or less
Exceeding 6 billion yen up to 7 billion yen inclusive	40,000,000 yen or less
Exceeding 5 billion yen up to 6 billion yen inclusive	30,000,000 yen or less
Exceeding 4 billion yen up to 5 billion yen inclusive	20,000,000 yen or less
up to 4 billion yen inclusive	NA

4. “Remuneration, etc.,” does not include remuneration for Directors as employees, when a Director works as employee at the same time (salary and bonus as employee), of 106 million yen.

5. “Number of officers to be remunerated” and “Remuneration, etc.,” include remuneration, etc., of 9 million yen for three Directors who vacated their respective offices at the close of the 106th Annual General Meeting of Shareholders held on June 26, 2014.

6. In addition to the remuneration, etc., contained in the table above, the retirement bonuses paid to three Directors who vacated their respective offices at the close of the 106th Annual General Meeting of Shareholders held on June 26, 2014 amount to 129 million yen.

3. Outside officers

(1) Concurrent positions, etc., of outside officers

(As of the end of FY2014)

Name	Concurrent positions and others
(Director) Hideto Tago	Representative Director of Office Tago, LLC. Director of San-in Godo Bank, Ltd. No special relationship between the abovementioned companies and the Bank.
(Corporate Auditor) Takejiro Sueyoshi	Special Advisor to UNEP Finance Initiative No special relationship between the abovementioned corporation, etc., and the Bank.
(Corporate Auditor) Katsuro Tanaka	Senior Managing Partner of TMI Associates, Attorney No special relationship between the abovementioned firm and the Bank.
(Corporate Auditor) Kozo Harada

President of Public Interest Incorporated Foundation (Koeki Zaidan Hojin) Public Corporation of Promotion of Local Development in Kagoshima-ken

No special relationship between the abovementioned corporation, etc., and the Bank.

Note: 1. Director, Hideto Tago, and Corporate Auditors, Takejiro Sueyoshi, Katsuro Tanaka and Kozo Harada have been respectively declared as independent officers to the Tokyo Stock Exchange and the Fukuoka Stock Exchange.

(2) Main activities of outside officers

(As of the end of FY2014)

Name	Term of office	Attendance at Board of Directors meetings	Attendance at Board of Corporate Auditors meetings	Proposal at Board of Directors meetings and Board of Corporate Auditors meetings and other activities
Hideto Tago	7 years and 9 months	13 attendances /14	—	Appropriately states his opinions from his professional viewpoint as a management consultant.
Takejiro Sueyoshi	7 years and 9 months	8 attendances /14	8 attendances /14	Appropriately states his opinions based on his management experience of many years at financial institutions and his broad understanding.
Katsuro Tanaka	2 years and 9 months	13 attendances /14	13 attendances /14	Appropriately states his opinions from his experience and professional viewpoint as an attorney.
Kozo Harada	2 years and 9 months	14 attendances /14	14 attendances /14	Appropriately states his opinions based on his experience of local administration, etc., and his broad understanding.

(3) Agreements Limiting Liability

Name	Summary of the details of the Agreement Limiting Liability
Hideto Tago

With respect to the liability stipulated by the first paragraph of Article 423 of the Companies Act, if the officer acted in good faith and without gross negligence in performing his/her duties, he/she shall be liable to the Bank for damages arising thereof, to the extent of the Minimum Liability Amount stipulated by the provision of the first paragraph of Article 425 of the Companies Act.

Takejiro Sueyoshi	as above
Katsuro Tanaka	as above
Kozo Harada	as above

(4) Remuneration for outside officers, etc.

(Million yen)

	Number of officers to be remunerated	Remuneration, etc., from the Bank	Remuneration, etc. from parent companies, etc., of the Bank
Total Remuneration, etc.	4	22	—

Note:  Amounts are rounded down to the nearest unit.

4. The Bank’s Stocks

(1) Number of shares

Total number of shares authorized to be issued: 800,000 thousand shares

Total number of issued and outstanding shares: 210,403 thousand shares

Note: 1. Numbers of shares are rounded down to the nearest thousand.

2. Total number of issued and outstanding shares includes 582 thousand shares of treasury stock.

(2) Number of shareholders at the end of FY2014

7,836

(3) Major shareholders

	Investment in the Bank
Name of shareholder	Number of shares held (thousands), etc.	Ownership (%)
General Incorporated Foundation (Ippan Zaidan Hojin) Iwasaki Scholarship Cultural Foundation	18,861	8.98
The Kagoshima Bank Employees’ Stock Investment Association	7,372	3.51
Iwasaki Sangyo Co.	6,862	3.27
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	6,525	3.10
Meiji Yasuda Life Insurance Company	6,258	2.98
The Bank of Fukuoka	6,087	2.90
The Higo Bank, Ltd.	4,935	2.35
The Miyazaki Bank, Ltd.	4,243	2.02
Nippon Life Insurance Company	4,145	1.97
The Master Trust Bank of Japan, Ltd. (Trust account)	3,708	1.76

Note: 1. Numbers of shares held, etc., are rounded down to the nearest thousand.

2. Ownership is rounded down to the second decimal place.

3. Ownership is calculated after deducting treasury stock.

5. Accounting Auditors

(1) Accounting Auditors

Name	Remuneration, etc., pertaining to this fiscal year	Others
Deloitte Touche Tohmatsu LLC Shuji Kawabata, Designated Unlimited Liability Partner Mitsuo Kimura, Designated Unlimited Liability Partner Hideki Aramaki, Designated Unlimited Liability Partner	54 million yen

(Details of non-auditing duties)

Entrusted with guarantee services pertaining to the internal controls in connection with the joint use of “KeyMan” and providing advisory services related to accounting, etc., with regard to the business integration with the Higo Bank. The total amount of the remuneration, etc., for such services is 7 million yen.

Note 1. The amount of remuneration, etc., pertaining to this fiscal year includes the amount of remuneration, etc., for the audit under the Financial Instruments and Exchange Act because the audit agreement between the Accounting Auditor and the Bank does not distinguish the amounts of audit remuneration for the audit under the Companies Act and the audit under the Financial Instruments and Exchange Act.

2. The total amount of money and other property benefits to be paid to the Accounting Auditor by the Bank, its subsidiaries, its subsidiary corporations, etc., amounts to 68 million yen.

3. The Accounting Auditor and the Bank have not executed any Agreements Limiting Liability stipulated in the first paragraph of Article 427 of the Companies Act.

(2) Other matters concerning Accounting Auditors

Policy regarding the decision on dismissal or non-reappointment of Accounting Auditors

At the Bank, the Corporate Auditors provide proper supervision on whether the Accounting Auditors conduct adequate audits in order to secure the appropriateness and reliability of the accounting audit, and examine, every term, the suitability of Accounting Auditors for their reappointment based on the performance of their duties.  In the event that any Accounting Auditor is judged to be not suitable for reappointment, the Board of Directors will propose, at the General Meeting of Shareholders, as part of its agenda, the non-reappointment of such Accounting Auditor after obtaining the approval of the Board of Corporate Auditors.

Moreover, in the event that any Accounting Auditor falls under the first paragraph of Article 340 of the Companies Act, the Board of Corporate Auditors will dismiss such Accounting Auditor with the consent of all auditors, and in the event that any Accounting Auditor is deemed to be unable to perform appropriate audits due to his/her own acts, such as violation of laws or regulations, the Board of Corporate Auditors will request that the Board of Directors propose the dismissal or non-reappointment of such Accounting Auditor as part of its agenda at the General Meeting of Shareholders, and the Board of Directors will consider the same.

6. Systems to secure the appropriateness of business

(1) System pertaining to the preservation and management of information related to the execution of duties by Directors

The preservation period and other management of information related to the execution of duties of Directors and employees are governed by the “Document Management Rules,” and the appropriate preservation period and management are to be determined for each document.

(2) Provisions and other systems pertaining to risk management of loss

The risks subject to management by the Bank include all risks with regard to the banking operations as well as “credit risk”, “market risk”, “liquidity risk”, and “operational risk (office work risk, system risk, information asset risk, tangible asset risk, personal risk, reputational risk and legal risk)”, and the basic policy on risk management is determined by the “Risk Management Policy.”  In addition, identification, evaluation, monitoring, control and reduction, reporting system, audit, correction of problem areas, etc., of risks are determined by the “Risk Management Regulations” so that the subject risks are appropriately managed and monitored.

(3) System to secure effective execution of the duties of Directors

In order to secure the effectiveness of the execution of the duties of Directors and employees, the Bank implements the Kagoshima Bank internal regulation and the various regulations, etc., as listed below for the execution of bank management and office service.

•   The Board of Directors of the Bank is subject to the “Articles of Incorporation” and “Board of Directors Regulations”;

•   The Board of Managing Officers is subject to the “Board of Managing Officers Regulations”;

•   The corporate structure, chain of command and allocation of duties are subject to the “Corporate Structure Regulations” and notifications;

•   The power of duties within the Bank is subject to the “Power of Duties Regulations”, “Regulations on Decision-making Power on Corporate Examination and Transaction Examination”, “Regulations on loans subject to general class examination under the power of the heads of banking offices”, “Regulations on loans subject to mass class examination under the power of the heads of banking offices”, “Regulations on decision-making power on approvals in the process of circulating drafts on external loans”, “Regulations on the power of the heads of banking offices related to foreign exchange” and notifications;

•   The performance of duties within the Bank is subject to the regulations, etc., set forth in the “Regulations Scheme Chart”, a schedule of the regulations on the management of regulations, etc., and notifications;

•   The office service of employees of the Bank is subject to the regulations, etc., set forth in the “Regulations Scheme Chart”, a schedule of the regulations on the management of regulations, etc., and notifications; and

•   The Kagoshima Bank internal regulation and the matters not specified in all of the notifications are subject to decisions following the prescribed procedure.

(4) System to secure conformity with laws and Articles of Incorporation of the execution of the duties by Directors and employees

The Bank puts its efforts into reinforcing the prevention system against illegal acts, problems, etc., by placing a “Person in charge of compliance” in each of the Sections of the head office and banking offices to monitor the compliance situation daily, etc.  In addition, the Internal Audit Division, etc., conducts regular inspections.  Further, the “Management Legal Section” is established within the Management Supervision Division to manage the collaboration between compliance and management legal affairs; such Section is in charge of planning various measures concerning compliance and instructions responding to reports, consultations, etc. from each Section of the head office and banking offices.

The Bank has determined in the “Code of Conduct of the Kagoshima Bank” that it firmly resists anti-social forces that threaten public order and the safety of civil society and that it thoroughly excludes the relationship therewith, and is engaged in the following actions for the prevention of damage caused by anti-social forces:

•  The Bank responds as an organization to the unjust demands of anti-social forces and secures the safety of employees responding to the same;

•  The Bank always builds close cooperative relationship with external experts such as the police, attorneys, etc.;

•  The Bank has no relationship with anti-social forces, including business relationships.  In addition, the Bank rejects unjust demands from anti-social forces;

•  The Bank responds legally from both civil and criminal aspects towards the unjust demands of anti-social forces; and

•  The Bank never conducts backroom operations to conceal dealings with, and funding to, anti-social forces.

(5) System to secure the appropriateness of business in the companies group consisting of the Bank and its subsidiaries

The Bank enhances its alignment with its group companies by stipulating the “Management Regulations of the Group Companies” and “Loan Management Rules of Group Companies Engaged in the Money-lending Business;” the Bank also makes efforts to thoroughly understand the status of group companies’ businesses in order to ensure that appropriate management is realized by the group companies.  In addition, the group companies are obliged to seek the approval of the Bank, which is their parent company, or report to the Bank in connection with certain matters.

The Bank explicitly stipulates the conditions for risk management in group companies in the “Risk Management Regulations of the Group Companies” and appropriately controls and oversees the group companies’ risks.  The group companies are engaged in business risk management in accordance with the “Management Regulations of the Group Companies”, “Loan Management Rules of Group Companies Engaged in the Money-lending Business”, “Risk Management Regulations of the Group Companies” and various regulations and manuals established by each respective company, together with directions and instructions from the Bank’s Management Supervision Division and the division in charge of risk management.

The Bank and the group companies observe the accounting standards and other various relevant laws and develop conditions for internal control to ensure the appropriateness and reliability of financial reports.

(6) Matters concerning the placement of employees to assist the duties of Corporate Auditors and matters concerning the independence of such employees from Directors

The Bank has full-time auditor staff who assist the duties of Corporate Auditors in the secretariat of Corporate Auditors and the Board of Corporate Auditors.  Moreover, in order to ensure the independence of the auditor staff from Directors, the auditor staff do not fall under the directions or orders of Directors and, in the event of personnel changes, evaluations, etc., the Bank will consult with the Corporate Auditors in advance and respect their opinions.

(7) System pertaining to reporting to Corporate Auditors including the system for reporting to Corporate Auditors by Directors and employees

Under the Article 357 of the Companies Act, Directors are required to immediately report to the Board of Corporate Auditors any fact which is likely to cause substantial detriment to the Bank if they learn of any such fact.

Moreover, the Bank stipulates in the “Regulations Concerning the Compliance Hotline System” that Directors and employees may directly contact Corporate Auditors in the event that they learn about any illegal act, breach of internal regulations, etc., and need to report such, etc., to Corporate Auditors.

(8) Other system to secure effective audit by Corporate Auditors

The Bank creates an environment for Corporate Auditors to be able to take actions in a timely manner by its adoption of the “attendance at the Board of Directors meetings and other important meetings”, “examination of the details of the reports received from Directors, employees, etc.,” “investigation into the situations of banking business and property”, “expressions of opinions such as advice or recommendation, etc., towards Directors or employees”, “suspension of Directors’ acts”, and “consultation with external experts” which are conducted under the “Auditing Standards of Auditors of the Kagoshima Bank.”

Moreover, the Bank’s Internal Audit Division, etc., maintain close cooperation with Corporate Auditors in order to enhance the effectiveness of audits by the Corporate Auditors, and the Bank has systems to support their duties in accordance with their requests.  Further, the Bank will conduct necessary investigations in a timely manner upon Corporate Auditors’ requests for such investigations.

At the End of the 107th Term     (As of March 31, 2015)     Balance Sheet

(Million Yen)

Item	Amount	Item	Amount
Assets:		Liabilities:
Cash and due from banks	103,026	Deposits	3,447,579
Cash	44,429	Current deposits	58,102
Due from banks	58,596	Ordinary deposits	1,815,450
Monetary receivables bought	9,445	Saving deposits	149,490
Trading securities	179	Deposits at notice	3,599
Trading government bonds	1	Time deposits	1,376,365
Trading local government bonds	177	Other deposits	44,572
Money held in trust	13,462	Negotiable certificates of deposit	107,467
Securities	1,180,456	Call money	24,514
National government bonds	317,783	Payables under securities lending transactions	16,628
Local government bonds	65,508	Borrowed money	90,133
Corporate bonds	580,361	Borrowed money	90,133
Stocks	101,007	Foreign exchange liabilities	58
Other securities	115,796	Foreign bills of exchange sold	8
Loans and bills discounted	2,682,489	Foreign bills of exchange payable	50
Bills discounted	11,958	Other liabilities	18,233
Loans on bills	149,217	Income taxes payable	3,001
Loans on deeds	2,179,954	Accrued expenses	1,546
Overdrafts	341,359	Unearned revenue	1,671
Foreign exchange assets	2,248	Derivative other than for trading-liabilities	415
Due from foreign banks	2,140	Lease obligations	1,482
Foreign bills of exchange bought	0	Asset retirement obligations	183
Foreign bills receivable	107	Other liabilities	9,932
Other assets	5,213	Provision for retirement benefits	1,602
Prepaid expenses	1	Provision for reimbursement of deposits	550
Accrued income	3,229	Provision for contingent losses	260
Derivative other than for trading-assets	232	Deferred tax liabilities	13,033
Other	1,750	Deferred tax liabilities for land revaluation	7,387
Tangible fixed assets	54,632	Acceptances and guarantees	24,667
Building	11,350	Total liabilities	3,752,117
Land	36,731	Net Assets:
Leased assets	1,397	Common stock	18,130
Construction in progress	137	Capital surplus	11,204
Other tangible fixed assets	5,015	Legal capital surplus	11,204
Intangible fixed assets	4,935	Other capital surplus	0
Software	4,789	Retained earnings	208,564
Leased assets	0	Legal retained earnings	18,130
Other intangible fixed assets	145	Other retained earnings	190,433
Prepaid pension cost	9,178	Reserve for advanced depreciation of fixed assets	527
Customers’ liabilities for acceptances and guarantees	24,667	Reserve for advanced depreciation of fixed assets special account	235
Allowance for doubtful accounts	(33,506)	General reserve	176,000
		Retained earnings brought forward	13,670
		Treasury stock	(385)
		Total shareholders’ equity	237,514
		Valuation difference on available-for-sale securities	52,079
		Deferred gains (losses) on hedges	(109)
		Land revaluation surplus	14,827
		Total valuation and translation adjustments	66,797
		Total net assets	304,311
Total assets	4,056,429	Total liabilities and net assets	4,056,429

Note: Amounts are rounded down to the nearest unit.

The 107th Term (	From April 1, 2014 To March 31, 2015	) Statement of Income

(Million Yen)

Item	Amount
Ordinary income		64,659
Interest income	46,764
Interest on loans and discounts	36,859
Interest and dividends on securities	9,641
Interest on call loans	146
Interest on deposits with banks	17
Other interest income	99
Fees and commissions	11,082
Fees and commissions on domestic and foreign exchanges	3,495
Other fees and commissions income	7,586
Other ordinary income	1,767
Gains on foreign exchange transactions	21
Gains on sales of bonds	1,260
Income from derivatives other than for trading or hedging	0
Other	485
Other income	5,044
Recoveries of written-off claims	0
Gain on sales of stocks and other securities	3,140
Gain on money held in trust	448
Other	1,456
Ordinary Expenses		46,289
Interest expenses	2,266
Interest on deposits	1,095
Interest on negotiable certificates of deposit	176
Interest on call money	126
Interest on payables under securities lending transactions	28
Interest on borrowings and rediscounts	71
Interest on interest swaps	603
Other interest expenses	164
Fees and commissions	3,528
Fees and commissions on domestic and foreign exchanges	524
Other fees and commissions	3,004
Other ordinary expenses	307
Loss on trading account securities transactions	11
Loss on sales of bonds	199
Other	96
General and administrative expenses	37,033
Other expenses	3,153
Provision of allowance for doubtful accounts	2,341
Loss on sales of stocks and other securities	39
Loss on devaluation of stocks and other securities	0
Loss on money held in trust	37
Other	735
Ordinary income		18,369
Extraordinary income		342
Gain on disposal of fixed assets	342
Extraordinary losses		176
Loss on disposal of fixed assets	176
Income before income taxes		18,535
Income taxes - current	6,126
Income taxes - deferred	1,325
Total income taxes		7,451
Net income		11,084

Note: Amounts are rounded down to the nearest unit.

The 107th Term (	From April 1, 2014 To March 31, 2015	) Statement of Changes in Net Assets

(Million Yen)

	Shareholders’ equity
		Capital surplus			Retained earnings
						Other retained earnings
	Common Stock	Capital reserve	Other capital surplus	Total capital surplus	Retained earnings reserve	Reserve for advanced depreciation of fixed assets	Reserve for advanced depreciation of fixed assets special account	General reserve	Retained earnings brought forward
BALANCE, APRIL 1, 2014	18,130	11,204	—	11,204	18,130	390	38	170,000	11,146
Cumulative effects of changes in accounting policies									(532)
Balance, April 1, 2014, reflecting changes in accounting policies	18,130	11,204	—	11,204	18,130	390	38	170,000	10,613
Changes of items during the period
Dividends of surplus									(1,888)
Net income									11,084
Purchases of treasury stock
Disposals of treasury stock			0	0
Provision of reserve for advanced depreciation of fixed assets						137			(137)
Provision of reserve for advanced depreciation of fixed assets special account							235		(235)
Transfers from reserve for advanced depreciation of fixed assets special account							(38)		38
Provision of general reserve								6,000	(6,000)
Reversal of land revaluation surplus									194
Net change of items other than Shareholders’ equity
Total change of items during period	—	—	0	0	—	137	196	6,000	3,056
BALANCE, MARCH 31, 2015	18,130	11,204	0	11,204	18,130	527	235	176,000	13,670

Note: Amounts are rounded down to the nearest unit.

(Million Yen)

	Shareholders’ equity			Valuation and translation adjustments
	Retained earnings			Valuation difference on	Deferred		Total valuation
	Total retained earnings	Treasury stock	Total Shareholders’ equity	available- for-sale securities	gains (losses) on hedges	Land revaluation surplus	and translation adjustments	Total net assets
BALANCE, APRIL 1, 2014	199,706	(371)	228,670	31,770	(196)	14,259	45,833	274,504
Cumulative effects of changes in accounting policies	(532)		(532)					(532)
Balance, April 1, 2014, reflecting changes in accounting policies	199,174	(371)	228,138	31,770	(196)	14,259	45,833	273,971
Changes of items during the period
Dividends of surplus	(1,888)		(1,888)					(1,888)
Net income	11,084		11,084					11,084
Purchases of treasury stock		(15)	(15)					(15)
Disposals of treasury stock		1	1					1
Provision of reserve for advanced depreciation of fixed assets special account
Transfers from reserve for advanced depreciation of fixed assets special account
Provision of general reserve
Reversal of land revaluation surplus	194		194					194
Net change of items other than Shareholders’ equity				20,309	86	567	20,963	20,963
Total changes of items during period	9,390	(14)	9,376	20,309	86	567	20,963	30,339
BALANCE, MARCH 31, 2015	208,564	(385)	237,514	52,079	(109)	14,827	66,797	304,311

(As of March 31, 2015)   Consolidated Balance Sheet

(Million Yen)

Item	Amount	Item	Amount
Assets:		Liabilities:
Cash and due from banks	103,207	Deposits	3,445,660
Monetary receivables bought	9,980	Negotiable certificates of deposit	100,487
Trading securities	179	Call money and bills sold	24,514
Money held in trust	13,462	Payables under securities lending transactions	16,628
Securities	1,180,777	Borrowed money	96,864
Loans and bills discounted	2,668,258	Foreign exchange liabilities	58
Foreign exchange assets	2,248	Other liabilities	24,585
Lease receivables and investments in leases	22,435	Liability for retirement benefits	1,866
Other assets	17,519	Provision for reimbursement of deposits	550
Tangible fixed assets	54,735	Provision for contingent losses	260
Building	11,363	Deferred tax liabilities	12,559
Land	36,731	Deferred tax liabilities for land revaluation	7,387
Construction in progress	137	Acceptances and guarantees	25,153
Other tangible fixed assets	6,502	Total liabilities	3,756,578
Intangible fixed assets	5,017	Net Assets:
Software	4,865	Common stock	18,130
Other intangible fixed assets	151	Capital surplus	11,216
Asset for retirement benefits	7,801	Retained earnings	216,952
Deferred tax assets	467	Treasury stock	(385)
Customers’ liabilities for acceptances and guarantees	25,153	Total shareholders’ equity	245,914
Allowance for doubtful accounts	(34,995)	Valuation difference on available-for-sale securities	52,146
		Deferred gains (losses) on hedges	(109)
		Land revaluation surplus	14,827
		Remeasurements of defined benefit plans	(1,077)
		Total accumulated other comprehensive income (loss)	65,786
		Minority interests	7,968
		Total net assets	319,670
Total assets	4,076,248	Total liabilities and net assets	4,076,248

Note: Amounts are rounded down to the nearest unit.

(	From April 1, 2014 To March 31, 2015)	Consolidated Statement of Income

(Million Yen)

Item	Amount
Ordinary income		78,143
Interest income	46,732
Interest on loans and discounts	36,866
Interest and dividends on securities	9,595
Interest on call loans and bills bought	146
Interest on deposits with banks	17
Other interest income	106
Fees and commissions	11,471
Other ordinary income	14,859
Other income	5,079
Recoveries of written-off claims	0
Other	5,079
Ordinary Expenses		58,294
Interest expenses	2,207
Interest on deposits	1,095
Interest on negotiable certificates of deposit	175
Interest on call money and bills sold	126
Interest on payables under securities lending transactions	28
Interest on borrowings and rediscounts	121
Other interest expenses	660
Fees and commissions	3,219
Other ordinary expenses	11,171
General and administrative expenses	38,499
Other expenses	3,196
Provision of allowance for doubtful accounts	2,367
Other	828
Ordinary income		19,848
Extraordinary income		2,473
Gain on disposal of fixed assets	343
Gain on negative goodwill	2,130
Extraordinary losses		176
Loss on disposal of fixed assets	176
Income before income taxes and minority interests		22,146
Income taxes - current	6,681
Income taxes - deferred	1,367
Total income taxes		8,049
Net income before minority interests		14,096
Minority interests in net income		488
Net income		13,607

Note: Amounts are rounded down to the nearest unit.

(	From April 1, 2014 To March 31, 2015)	Consolidated Statement of Changes in Net Assets

(Million Yen)

	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
BALANCE, APRIL 1, 2014	18,130	11,216	205,571	(371)	234,547
Cumulative effects of changes in accounting policies			(532)		(532)
Balance, April 1, 2014, reflecting changes in accounting policies	18,130	11,216	205,039	(371)	234,015
Changes of items during the period
Dividends of surplus			(1,888)		(1,888)
Net income			13,607		13,607
Purchases of treasury stock				(15)	(15)
Disposals of treasury stock		0		1	1
Reversal of land revaluation surplus			194		194
Net changes of items other than shareholders’ equity
Total changes of items during period	—	0	11,913	(14)	11,899
BALANCE, MARCH 31, 2015	18,130	11,216	216,952	(385)	245,914

Note: Amounts are rounded down to the nearest unit.

(Million Yen)

	Accumulated other comprehensive profit
	Valuation difference on available-for- sale securities	Deferred gains (losses) on hedges	Land revaluation surplus	Remeasurements of defined benefit plans	Total accumulated other comprehensive income (loss)	Minority interests	Total net assets
BALANCE, APRIL 1, 2014	31,813	(196)	14,259	(1,165)	44,710	9,605	288,864
Cumulative effects of changes in accounting policies							(532)
Balance, April 1, 2014, reflecting changes in accounting policies	31,813	(196)	14,259	(1,165)	44,710	9,605	288,331
Changes of items during the period
Dividends of surplus							(1,888)
Net income							13,607
Purchases of treasury stock							(15)
Disposals of treasury stock							1
Reversal of land revaluation surplus							194
Net change of items other than shareholders’ equity	20,333	86	567	88	21,075	(1,637)	19,438
Total changes of items during period	20,333	86	567	88	21,075	(1,637)	31,338
BALANCE, MARCH 31, 2015	52,146	(109)	14,827	(1,077)	65,786	7,968	319,670

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

April 28, 2015

To the Board of Directors of
The Kagoshima Bank, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Shuji Kawabata

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Mitsuo Kimura

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Hideki Aramaki

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2015 of The Kagoshima Bank, Ltd. (the “Bank”), and the related statement of income and changes in net assets for the 107th fiscal year from April 1, 2014 to March 31, 2015, and the related notes and the accompanying supplemental schedules.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and the accompanying supplemental schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the accompanying supplemental schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Bank as of March 31, 2015, and the results of its operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter

As discussed in “(Business Combinations, etc.) Additional Information” in the notes to financial statements, the Bank and The Higo Bank, Ltd. resolved, at their respective board of directors’ meetings held on March 27, 2015, to establish “Kyushu Financial Group, Inc.” a wholly owning parent company of both banks (the “Joint Holding Company”) by way of a share transfer on October 1, 2015, and established an outline of the Joint Holding Company and the conditions, etc., of the share transfer and on the same date entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan”.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and the engagement partners do not have any interest in the Bank for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language and “the accompanying supplemental schedules” referred to in this report are not included in the attached financial documents.

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

April 28, 2015

To the Board of Directors of
The Kagoshima Bank, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Shuji Kawabata

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Mitsuo Kimura

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Hideki Aramaki

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31, 2015 of The Kagoshima Bank, Ltd. (the “Bank”) and its consolidated subsidiaries, and the related consolidated statement of income and changes in net assets for the fiscal year from April 1, 2014 to March 31, 2015, and the related notes.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement in the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank and its consolidated subsidiaries as of March 31, 2015, and the results of their operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter

As discussed in “(Business Combinations, etc.) Additional Information” in the notes to consolidated financial statements, the Bank and The Higo Bank, Ltd. resolved, at their respective board of directors’ meetings held on March 27, 2015, to establish “Kyushu Financial Group, Inc.” a wholly owning parent company of both banks (the “Joint Holding Company”) by way of a share transfer on October 1, 2015, and established an outline of the Joint Holding Company and the conditions, etc., of the share transfer and on the same date entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan”.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and the engagement partners do not have any interest in the Bank for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

Certified Copy of Audit Report of the Board of Corporate Auditors

AUDIT REPORT

With respect to the Directors’ performance of their duties during the 107th fiscal year (from April 1, 2014 to March 31, 2015), the Board of Corporate Auditors has prepared this audit report after deliberations based on the audit reports prepared by each Corporate Auditor, and hereby reports as follows:

1. Method and Contents of Audit by Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies, assignment of duties, etc., and received a report from each Corporate Auditor regarding the status of implementation of their audits and the results thereof. In addition, the Board of Corporate Auditors has received reports from the Directors, etc., and the Accounting Auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the Corporate Auditor’s auditing standards established by the Board of Corporate Auditors and in accordance with the audit policies and assignment of duties, etc., each Corporate Auditor endeavored to facilitate mutual understanding with the Directors, the Internal Audit Division and other employees, etc., endeavored to collect information and maintain and improve the audit environment, attended the meetings of the Board of Directors and other important meetings, received reports on the status of the performance of duties from the Directors and employees, etc., and requested explanations as necessary, examined important approval/decision documents, etc., and inspected the status of the corporate affairs and assets at the head office and other principal banking offices. Also, each Corporate Auditor monitored and inspected (i) the contents of the Board of Directors’ resolutions regarding the development and maintenance of the system to secure conformity with laws and Articles of Incorporation of the execution of the duties by Directors and other systems that are set forth in the first and third paragraphs of Article 100 of the Ordinance for Enforcement of the Companies Act as being necessary for ensuring the appropriateness of the corporate affairs of a joint stock company (kabushiki kaisha), and (ii) the status of the system (internal control system) based on such resolutions.

With respect to the internal controls for financial reporting, each Corporate Auditor received a report from the Directors, etc., and Deloitte Touche Tohmatsu LLC regarding the evaluation of such internal controls and the status of their audit, and requested explanations as necessary.

With respect to the subsidiaries, each Corporate Auditor endeavored to facilitate mutual understanding and exchanged information with the Directors and employees, etc., of each subsidiary, attended the meetings of the Board of Directors of each subsidiary, received reports from subsidiaries on their respective statuses of performance of duties and business, and requested explanations as necessary. Based on the above-described methods, each Corporate Auditor examined the business report and annexed specifications for the fiscal year under consideration.

In addition, each Corporate Auditor monitored and verified whether the Accounting Auditor maintained its independence and properly conducted its audit, received a report from the Accounting Auditor on the status of its performance of duties, and requested explanations as necessary. Each Corporate Auditor was notified by the Accounting Auditor that it had established a “system to secure the appropriateness of the performance of the duties” (the matters listed in the items of Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, on October 28, 2005), etc., and requested explanations as necessary. Based on the above-described methods, each Corporate Auditor examined the financial statements (balance sheet, statement of income, statement of changes in equity and notes to non-consolidated financial statements) and the annexed specifications thereto, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity and notes to consolidated financial statements), for the fiscal year under consideration.

2. Results of Audit

(1) Results of Audit of Business Report, etc.

(i) We acknowledge that the business report and the annexed specifications thereto fairly present the status of the Bank in conformity with the applicable laws and regulations and the Articles of Incorporation of the Bank.

(ii) We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the Articles of Incorporation of the Bank was found with respect to the Directors’ performance of their duties.

(iii) We acknowledge that the Board of Directors’ resolutions with respect to the internal control systems are appropriate. We did not find any matter to be mentioned with respect to the Directors’ performance of their duties concerning the internal control systems.

Each Corporate Auditor received a report from the Directors, etc., and Deloitte Touche Tohmatsu LLC that the internal control for financial reporting is effective at the time of preparing this audit report.

(2) Results of Audit of Financial Statements and their Annexed Specifications

We acknowledge that the methods and results of audit performed by the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are appropriate.

(3) Results of Audit of Consolidated Financial Statements

We acknowledge that the methods and results of audit performed by the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are appropriate.

May 7, 2015

Board of Corporate Auditors of The Kagoshima Bank, Ltd.

Standing Corporate Auditor: Koji Tsumagari [seal]

Standing Corporate Auditor: Satoru Motomura [seal]

Outside Corporate Auditor: Takejiro Sueyoshi [seal]

Outside Corporate Auditor: Katsuro Tanaka [seal]

Outside Corporate Auditor: Kozo Harada [seal]

End